UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TFS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2013 annual meeting of stockholders of TFS Financial Corporation (the “Company”) will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 21, 2013, at 9:00 a.m., local time, for the following purposes:

1.	To elect four directors, one to hold office for a two-year term and three to hold office for three-year terms, each until his successor has been duly elected and qualified;

2.	To reapprove the Company’s Management Incentive Compensation Plan;

3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2013; and

4.	To transact all other business that properly comes before the meeting.

Only stockholders of record at the close of business on December 24, 2012 will be entitled to notice of and to vote at the meeting or any adjournment thereof. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply complete, date and sign the available proxy card and return it to the Company. Alternatively, you may vote via telephone or over the Internet.

All stockholders of record entitled to vote at the annual meeting should receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. The principal address of the Company is 7007 Broadway Avenue, Cleveland, Ohio 44105.

By order of the Board of Directors,

David S. Huffman

Secretary

January 7, 2013

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE AVAILABLE

PROXY CARD OR VOTE VIA TELEPHONE OR OVER THE INTERNET.

TFS FINANCIAL CORPORATION

7007 Broadway Avenue

Cleveland, Ohio 44105

PROXY STATEMENT

Our Board of Directors is providing this proxy statement to ask for your vote as a stockholder of TFS Financial Corporation (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our next annual meeting of stockholders, which will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 21, 2013, at 9:00 a.m., local time. We are making these proxy materials, along with our 2012 Annual Report to Stockholders, available to you electronically on or about January 7, 2013.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Stockholders?

At our annual meeting of stockholders, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of four directors, a proposal to reapprove the Company’s Management Incentive Compensation Plan and a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2013. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, December 24, 2012, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the meeting. As of the record date, the Company had outstanding 309,035,125 shares of common stock.

What if My Shares Are Held in the Third Federal Savings Associate Stock Ownership Plan or the Third Federal Savings 401(k) Savings Plan?

If you are a participant in the Third Federal Savings Associate Stock Ownership Plan (the “ASOP”) or the Third Federal Savings 401(k) Savings Plan (the “401(k) Plan”) and you own shares of our common stock through those plans, you have been provided voting instruction forms with respect to shares you may vote under those plans. Although the trustee or administrator for each plan votes all shares of our common stock held by that plan, each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. You must provide voting instructions to the trustee or administrator by February 16, 2013 for them to be effective. If you own shares of our common stock through either of these plans and do not provide voting instructions to the trustee or administrator by February 16, 2013, the respective trustee or administrator will vote the shares of common stock in accordance with the terms of the respective plans, which provide that the trustee or administrator will vote any shares of our common stock for which it has received no voting instructions in the same proportions as it votes the shares of our common stock for which it has received instructions from plan participants. You also may revoke previously given voting instructions prior to February 16, 2013 by filing with the trustee or administrator either written notice of revocation or a properly completed voting instruction form bearing a later date.

Who Can Attend the Meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring to the annual meeting a copy of your brokerage statement reflecting your ownership of shares of our common stock as of the record date in order to be admitted.

When and Where Is the Meeting?

The meeting will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 21, 2013, at 9:00 a.m., local time. Parking is available in our visitor parking lot, which you can enter from Aetna Avenue.

What Constitutes a Quorum?

The presence at the meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum. A broker non-vote occurs if your shares are held in “street name” by a broker or nominee and the broker or nominee reports your shares as non-votes because you did not provide your broker or nominee with voting instructions for your shares.

What Vote Is Required to Approve Each Proposal, Assuming that a Quorum Is Present at the Annual Meeting of Stockholders?

Proposal One: Election of Directors.  The four nominees for director who receive the greatest number of affirmative votes will be elected directors, and abstentions and broker non-votes will not count as votes for any nominee for director.

Proposal Two: Reapproval of the Company’s Management Incentive Compensation Plan.  The Company’s Management Incentive Compensation Plan must be reapproved by a majority of the votes cast at the meeting, in person or by proxy. Abstentions and broker non-votes are not considered votes cast for purposes of this proposal and will not be counted either for or against approval of the plan.

Proposal Three: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountant.  The Audit Committee of our Board of Directors plans to reappoint Deloitte & Touche LLP as the Company’s independent accountant to audit our financial statements for the fiscal year ending September 30, 2013, subject to the ratification of the appointment by our stockholders as required by our bylaws. See page 43 under “Proposal Three: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountant” for additional information. If a majority of votes cast on this proposal are cast in favor of approval, the proposal will be approved. Abstentions will be treated as votes cast and will have the same effect as a vote against ratification. Broker non-votes are not considered votes cast and will not be counted either for or against ratification.

How Does Third Federal Savings and Loan Association of Cleveland, MHC Intend to Vote Its Shares?

All stockholder votes will include the vote of Third Federal Savings and Loan Association of Cleveland, MHC, which, as of December 24, 2012, owned 227,119,132 shares, or 73.5%, of our outstanding common stock. As such, the vote of Third Federal Savings and Loan Association of Cleveland, MHC will be determinative of the outcome of any vote or election. Third Federal Savings and Loan Association of Cleveland, MHC intends to vote for the election of the Board of Directors’ four nominees for director, to vote for reapproval of the Company’s Management Incentive Compensation Plan, to vote for ratification of the selection of Deloitte & Touche LLP, and to vote in accordance with the recommendation of our Board of Directors on any other matter that properly comes before the meeting.

How Do I Vote?

You may cast your vote in person at the meeting or in any one of the following ways:

By Telephone:  You may call the toll-free number printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return a proxy card.

Over the Internet:  You may visit the web site printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you should not return a proxy card.

By Mail:  You may mark, sign and date the accompanying proxy card and return it to the address provided on the proxy card.

If you sign, date and return the accompanying proxy card or vote by telephone or via the Internet, the shares of common stock represented by your proxy will be voted as you specify. If you return a signed and dated proxy card, but do not indicate how your shares of common stock should be voted, the shares of common stock represented by your proxy will be voted to elect the directors set forth under the caption “Election of Directors”, for the reapproval of the Company’s Management Incentive Compensation Plan and for ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountant to audit our financial statements for the fiscal year ending September 30, 2013.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker or other nominee, the broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not provide your broker or other nominee instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on any of the matters discussed herein, and your shares will not be voted with respect to those matters. We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. You should direct the vote of your shares by following the instructions provided on the accompanying voting instructions card and return the voting instructions card to your broker or other nominee in a timely manner to ensure that your shares are voted on your behalf.

May I Revoke My Proxy or Change My Vote?

You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Stockholders, by submitting another timely, later-dated vote by telephone or Internet or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting alone will not be sufficient to revoke your previously-granted proxy or vote.

How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of our Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and associates of the Company may solicit proxies in person, by telephone or by facsimile. These officers and associates will not receive any additional compensation for their participation in the solicitation process.

PROPOSAL ONE: ELECTION OF DIRECTORS

You will be voting on the election of four directors at the annual meeting of stockholders. The Company’s bylaws require that the Board be divided into three classes as nearly equal in number as possible. Marianne Piterans has announced that she will retire from the Board effective at the annual meeting of stockholders and from her position as Director of Human Resources, Training, Security and Administrative Services for Third Federal Savings and Loan in March 2013. The Board intends to reduce the size of the Board to ten directors following the annual meeting. We believe that ten directors is an appropriate size for our Board of Directors to ensure optimal oversight and governance of the Company. In order to divide the classes of directors as evenly as possible, Ben S. Stefanski III, if elected, will serve a two-year term expiring in 2015, and until his successor is elected and qualified. Each of Messrs. Cohen, Fiala and Marc A. Stefanski, if elected, will serve a three-year term expiring in 2016, and until his successor is elected and qualified. At the meeting, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Martin J. Cohen, Robert A. Fiala, Ben S. Stefanski III and Marc A. Stefanski.

If for any reason any of the nominees is unable to serve as a director at the time of the election (which is not expected), the shares of common stock represented by your proxy will be voted for the election of a substitute nominee recommended by our Board of Directors, acting as our nominating committee, if the Board makes any such recommendation. The following table sets forth information regarding our directors:

Name	Age	Position(s) Held in TFS Financial Corporation	Director Since	Term of Office Expires
Nominees for Director

Martin J. Cohen	59	Director	2006	2013
Robert A. Fiala	59	Director	2005	2013
Ben S. Stefanski III(1)	40	Director	2010	2013
Marc A. Stefanski	58	Chairman of the Board, President, Chief Executive Officer and Director	1987	2013

Directors Continuing in Office

Anthony J. Asher	74	Director	2008	2015
Robert B. Heisler, Jr.	64	Director	2011	2014
Bernard S. Kobak	84	Director, Officer	1993	2015
Terrence R. Ozan	66	Director	2011	2014
William C. Mulligan	59	Director	2007	2014
Paul W. Stefanik	88	Director	1993	2014

Director Retiring

Marianne Piterans	58	Director of Human Resources and Director	2006	2015

(1) Ben S. Stefanski III is the nephew of Marc A. Stefanski.

Our Board of Directors recommends that stockholders vote FOR the nominees for election set forth above.

Business Experience of Each Nominee for Director

Martin J. Cohen has been a managing partner of H & M Management Company, a real estate management company, since 1975 and is manager and part owner of eight apartment complexes. He has managed and owned other commercial and single family properties. Mr. Cohen also has previous financial-related experience in the banking industry and has maintained leadership positions in various trade and community organizations. These skills provide a useful resource in his service on the Board and the Audit Committee.

Robert A. Fiala is president of the architecture firm ThenDesign, which he founded in 1989. He is also a member of the Willoughby, Ohio, City Council, where he currently serves as Council Vice President. Mr. Fiala is a current and past board member of several local nonprofit institutions. Mr. Fiala’s management and business experience in operating his own company and his extensive civic and community responsibilities bring extensive knowledge and business acumen, as well as knowledge of the local community served by the Company, to his service on the Board and the Compensation Committee.

Ben S. Stefanski III is currently Director of Ecommerce at Patagonia, Inc., a $500 million outdoor retail company. Mr. Stefanski has been employed by Patagonia, Inc. since 2001 and has led a number of teams, including Patagonia, Inc.’s call centers, catalog marketing, online marketing and inventory groups. Mr. Stefanski has previously served on the board of the Third Federal Foundation. He is the nephew of Marc A. Stefanski and grandson of Ben and Gerome Stefanski, the founders of Third Federal Savings and Loan. Mr. Stefanski provides a retail business perspective that is important to his service on the Board and the Directors Risk Committee.

Marc A. Stefanski joined Third Federal Savings and Loan in 1982 and was elected Chairman of the Board and Chief Executive Officer in 1988, succeeding his father in these positions. He was elected President of Third Federal Savings and Loan and the Company in 2000. Mr. Stefanski’s parents, Ben and Gerome Stefanski, founded Third Federal Savings and Loan in 1938. Mr. Stefanski’s values, leadership skills, extensive experience overseeing the growth of Third Federal Savings and Loan and the Company and extensive knowledge of the industry, the Company and the community are considered valuable assets to the Board.

Business Experience of Each Continuing Director

Anthony J. Asher is the Chairman of Weston, Inc., a real estate ownership firm that is one of the largest industrial property owners in the Cleveland, Ohio area, and which Mr. Asher founded in 1971. Mr. Asher also founded one of the largest title agencies in the Cleveland area. This experience, combined with his background as an entrepreneur, provides invaluable skills used in his service on the Board and the Audit and Compensation Committees.

Robert B. Heisler, Jr. retired as the Dean of Kent State University’s Business School in October of 2011, a position he held since 2008. Prior to that appointment, he served as a Special Advisor to the University President. Mr. Heisler retired as Chairman of KeyBank, N.A. in 2007 after 37 years in the banking industry. Prior to his role as Chairman, Mr. Heisler served as Senior Managing Director of Key Capital Partners and held various positions throughout the organization, overseeing investment banking, brokerage, asset management, private banking and investment research. Mr. Heisler is a director of FirstEnergy Corp. and Myers Industries and holds leadership positions in many Northeast Ohio community organizations. Mr. Heisler’s extensive business and banking experience enhance the risk management and oversight functions of the Board and are important to his service on the Board and the Directors Risk Committee.

Bernard S. Kobak joined Third Federal Savings and Loan in 1958 and has served as Executive Vice President since 1963. Mr. Kobak’s many years of service in various areas of Third Federal Savings and Loan bring knowledge of the financial, operational and regulatory challenges that the Company faces.

William C. Mulligan has served as a managing director of Primus Capital Funds, a private equity firm, since 1987. Mr. Mulligan joined Primus Capital Funds in 1985 from McKinsey & Company, Inc., an international management consulting firm. Mr. Mulligan serves as a director of several private companies and one public company, Universal Electronics, Inc. Mr. Mulligan’s exposure to a wide range of companies and strategic acquisitions provides extensive business, financial and risk management skills that are important to his service on the Board and the Audit and Compensation Committees.

Terrence R. Ozan serves on the board of directors of Capgemini, Cohesant Inc. and a privately held chemical manufacturer and supplier. Mr. Ozan served as Chief Executive Officer of North American operations and was an executive member of the Capgemini Global Management Committee prior to his retirement in 2003. Prior to the formation of Capgemini in 2000, Mr. Ozan was the Chief Executive Officer of worldwide consulting services for Ernst & Young and served on various boards and governance committees. In his nearly 30 year career at Ernst & Young, Mr. Ozan also directed many different domestic business units of the organization. Mr. Ozan’s extensive business and finance experience enhances the risk management and oversight functions of the Board and is important to his service on the Board and the Directors Risk Committee.

Paul W. Stefanik worked for Third Federal Savings and Loan for 30 years prior to his retirement in 1993. In 1987, Mr. Stefanik was appointed Executive Vice President of Branch Administration, a position he held until his retirement. Mr. Stefanik’s many years of service in various areas of Third Federal Savings and Loan bring knowledge of the financial, operational and regulatory challenges faced by the Company and are important to his service on the Board and the Audit Committee.

Business Experience of Retiring Director

Marianne Piterans is Director of Human Resources, Training, Security and Administrative Services for Third Federal Savings and Loan. Prior to joining Third Federal Savings and Loan in 1992, Ms. Piterans served as Senior Vice President of Society National Bank, where she worked for 20 years. Ms. Piterans brings a strong knowledge of the employees and communities served by the Company, which provides a unique perspective to the Board.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the fiscal year ended September 30, 2012, our Board of Directors met ten times and the board of directors of Third Federal Savings and Loan, which consists of the same directors as our Board of Directors, met 12 times. During the fiscal year ended September 30, 2012, no director attended fewer than 75% of the total number of meetings of our Board of Directors and the total number of meetings held by all committees on which the director served. The Company anticipates that all of its directors will attend the annual meeting of stockholders. All directors serving at the time of last year’s annual meeting attended that meeting, except for Mr. Mulligan, who was unable to attend. Our Board of Directors has established various standing committees, including an Audit Committee, Compensation Committee, Executive Committee and Directors Risk Committee. The full Board of Directors acts as the Company’s nominating committee.

Independent Directors

A majority of our Board of Directors and all members of the Audit Committee, Compensation Committee and Directors Risk Committee are independent, as affirmatively determined by our Board of Directors consistent with the criteria established by the NASDAQ Stock Market.

Our Board of Directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, our Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests had with the Company and its subsidiaries.

As a result of this review, our Board of Directors affirmatively determined that nominees Messrs. Cohen, Fiala and Stefanski III and continuing directors Messrs. Asher, Heisler, Mulligan, Ozan and Stefanik are independent. Our Board of Directors determined that Messrs. Stefanski and Kobak and Ms. Piterans are not independent because they are associates of the Company.

Board Leadership Structure and Risk Oversight

Pursuant to the Company’s bylaws, the Board of Directors is responsible for the selection of a Chairman of the Board and a President of the Company, and may further designate the Chairman of the Board as an officer. Mr. Stefanski currently serves as our Chairman of the Board, President, and Chief Executive Officer. The Board of Directors believes that this structure provides the optimal leadership model for us. Combining the Chairman of the Board and President and Chief Executive Officer roles fosters accountability, effective decision-making and alignment between interests of the Board of Directors and management. Mr. Stefanski also is able to use the in-depth focus and perspective gained in his executive function to assist our Board of Directors in addressing both internal and external issues affecting the Company. This structure also allows a single person to act as a spokesperson for the Company and to represent and speak on our behalf to our customers, employees and regulators. It also best leverages Mr. Stefanski’s unique attributes and heritage as his family’s name and history are an important part of our brand image.

While the Board of Directors does not have a lead independent director, we feel that having a majority of independent directors, a discrete and independent committee system and periodic meetings of non-management directors in executive session permit the Board to maintain effective oversight of the Company’s management. The Board of Directors periodically reviews its leadership structure to ensure that it meets the Company’s needs.

Our Board of Directors assists in monitoring the risks inherent in the Company’s business model and internal operations, including risk relating to changes in interest rates, risk relating to the Company’s investments, risk relating to the Company’s lending activities and risk arising from the Company’s compensation policies and practices.

Because a majority of the Company’s assets and liabilities are monetary in nature, the Company’s most significant form of risk, and thus the risk most important to manage, is interest rate risk. In general, our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, the Board of Directors has established risk management guidelines and an Asset/Liability Management Committee consisting of members of management. This committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. The committee meets quarterly, and more frequently if necessary, and provides reports of its proceedings to the Board of Directors.

The Company is also exposed to risk from the assets in which it invests. As part of its risk oversight, the Board of Directors is responsible for establishing and overseeing the Company’s investment policy, which is reviewed at least annually by management, and any changes to the policy are subject to approval by the Board of Directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, and consistency with our interest rate risk management strategy. Third Federal Savings and Loan also maintains an Investment Committee made up of members of management, which oversees investing activities and strategies and policies. The committee meets quarterly, or more frequently as necessary, and provides reports of its proceedings to the Board’s Executive Committee.

A third category of risk to which the Company is exposed is risk from its lending activities. As part of its risk oversight, the Board of Directors has established underwriting standards and loan origination procedures, including loan approval limits. The Board of Directors has delegated authority to its Executive Committee to review and assign authority to certain individuals of the Company to consider and approve loans within their designated authority.

In addition, the Directors Risk Committee oversees the Company’s risk management processes and has responsibilities with respect to risk management oversight, including responsibilities with respect to interest rate, investing and lending risk. Although it does not directly supervise the Company’s Investment Committee or Asset/Liability Management Committee, the Directors Risk Committee is responsible for the regular review of their guidelines, policies and deliberations. The Committee also reviews the Company’s strategies, policies and practices to identify, assess, report and manage other risk exposures and considers similar risk assessments presented to it by the Company’s internal management risk committee.

On a more general level, the Audit Committee is also involved in the risk management process, as it annually reviews and approves the processes used by our internal audit department in developing our annual risk assessment, discusses any areas of high risk identified during an audit, inquires into significant risks facing the Company, and independently discusses with management the Company’s policies with respect to risk assessment and risk management.

As part of our bonus program, the Compensation Committee has negative discretion to reduce the amount payable from the incentive pool based on an enterprise-wide risk assessment. In addition, the Company uses only non-commissioned associates to gather loan applications and underwrite and process loan requests. These measures are designed to reduce incentives for employees to cause the Company to take undue risk.

The Compensation Committee and management have assessed our compensation policies and practices and do not believe that they are reasonably likely to have a material adverse effect on the Company.

Executive Session

The non-management members of our Board of Directors meet periodically in executive session.

Committee Membership and Roles

The following table provides details with respect to committee membership and roles as of September 30, 2012:

	Audit(1)			Compensation	Executive	Directors Risk	Nominating
Anthony J. Asher	☑			☑			☑
Martin J. Cohen	☑						☑
Robert A. Fiala				☑ (2)			☑
Robert B. Heisler, Jr.						☑ (2)	☑
Bernard S. Kobak					☑		☑
William C. Mulligan	☑	(2	)(3)	☑	☑		☑
Terrence R. Ozan						☑	☑
Marianne Piterans							☑
Paul W. Stefanik	☑						☑
Marc A. Stefanski					☑ (2)		☑
Ben S. Stefanski III						☑	☑

(1) The Audit Committee also serves as our Qualified Legal Compliance Committee.

(2) The Committee chairperson.

(3) Mr. Mulligan also serves as our “audit committee financial expert.”

Audit Committee

The Audit Committee consists of Messrs. Mulligan (Chairman), Asher, Cohen and Stefanik. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and our Board of Directors. The Audit Committee also serves as our Qualified Legal Compliance Committee. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Mulligan is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee met five times during the fiscal year ended September 30, 2012.

A current copy of the Audit Committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Compensation Committee

The members of the Compensation Committee of the Board of Directors (the “Committee”) are Messrs. Fiala (Chairman), Asher and Mulligan. Each member of the Compensation Committee is independent in accordance with the listing standards of the NASDAQ Stock Market. All three members of the Committee served on the Committee throughout the fiscal year ended September 30, 2012, during which the Committee held five meetings.

The Committee is responsible for assisting our Board of Directors in the following primary areas:

•

Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers and ensuring those goals are aligned with the Company’s short- and long-term objectives;

•	Reviewing, at least annually, the structure and compensation opportunities available under the Company’s executive and associate compensation plans in light of the Company’s goals and objectives;

•	Evaluating the risks arising from the Company’s compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company;

•	Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;

•

Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•	Reviewing and approving grants and awards to the executive officers and other participants under equity-based compensation plans, based on achievement of pre-determined goals and objectives;

•	Reviewing and approving compensation for members of our Board of Directors and any of its committees; and

•	Reviewing and approving any employment agreement or severance agreement to be made with any existing or prospective executive officer of the Company.

The Committee engages an independent compensation consultant to assist in the design of the Company’s compensation program and the review of its effectiveness.

A copy of the Committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Executive Committee

The Executive Committee, which currently consists of Messrs. Stefanski (Chairman), Kobak and Mulligan, possesses the power of our Board of Directors during intervals between meetings of our Board of Directors in order to address various items, including approval of various policies and guidelines and significant agreements and contracts. The Executive Committee does not possess the power to fill vacancies on our Board of Directors or any Board of Directors committees. The Executive Committee held 12 meetings during the fiscal year ended September 30, 2012.

Directors Risk Committee

The Directors Risk Committee consists of Messrs. Heisler (Chairman), Ozan and Stefanski III. The Directors Risk Committee is responsible for providing oversight and monitoring relating to our risk management practices, procedures and tolerances. The Directors Risk Committee held four meetings during the fiscal year ended September 30, 2012.

A copy of the committee’s charter is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Nominating Committee

Our Board of Directors has determined that the Company is a “Controlled” company, as defined by the NASDAQ Stock Market, because Third Federal Savings and Loan Association of Cleveland, MHC currently owns more than 50% of our common stock. Therefore, the full Board of Directors acts as our nominating committee and does not have a separate nominating committee charter. The Board of Directors met twice in this capacity during the fiscal year ended September 30, 2012. In that capacity, our Board of Directors recommended a slate of nominees for election by stockholders at the Company’s 2013 annual meeting of stockholders.

As set forth in our Policy and Procedures for Stockholder Recommendations for Director Candidates (the “Policy”), our Board of Directors will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for our Board of Directors’ consideration, a stockholder may submit the candidate’s name, qualifications and other pertinent information required by the Policy to the Company’s Secretary at the following address: 7007 Broadway Avenue, Cleveland, Ohio 44105. To be timely, the submission must be received by the Secretary at least 150 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders.

Under our bylaws, no nomination for director, except one made by the Board of Directors, will be voted upon unless the nomination is made in writing and delivered to the Company’s Secretary at least 30 days prior to the date of the annual meeting. Upon delivery, a nomination will be posted in a conspicuous place in each office of the Company. Ballots bearing the names of all persons nominated by the Board of Directors and by stockholders will be provided for use at the annual meeting. If the Board of Directors fails or refuses to act in regard to nominations for directors at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any holder of shares of common stock entitled to vote, and will be voted upon.

Our Board of Directors has recommended for election each of the nominees identified in “Proposal One: Election of Directors” on page 4.

A current copy of the Policy is available on the Company’s website, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations, at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Our Board of Directors has not established specific minimum qualifications that a candidate must have in order to be recommended for election to our Board of Directors. However, in determining qualifications for new directors, our Board of Directors will consider a potential member’s qualification as independent under the NASDAQ Stock Market listing standards, as well as his or her age, skill and experience in the context of the needs of the Board of Directors. Our Board of Directors does not have a specific policy with regard to its consideration of diversity of its directors, although diversity is one of many factors taken into account when considering potential candidates to serve on the Board of Directors.

When evaluating a candidate, the Board of Directors considers those attributes most likely to serve the interests of the Company and its stockholders. Those characteristics will ideally reflect a balance of professional and personal backgrounds that contribute to the Board of Directors’ performance of its functions in the highly competitive and closely regulated business in which the Company operates. If the Board of Directors believes that a potential candidate may be an appropriate nominee to the Board, the Board seeks to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about us, the Board of Directors and its governance practices.

Code of Conduct and Code of Ethics

The Company has adopted policies governing the activities of both the Company and Third Federal Savings and Loan, including a code of conduct and a code of ethics for senior financial officers. The code of conduct applies to all associates and directors, and addresses conflicts of interest, the treatment of confidential information, general associate conduct and compliance with applicable laws, rules and regulations. The code of ethics for senior financial officers applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, and addresses adherence to standards of integrity and professionalism when conducting and reporting the Company’s financial affairs. In addition, the codes are designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The codes are posted on the Company’s website, www.thirdfederal.com, under “Investor Relations.” Any waiver of any provision of either code granted to an executive officer or director may be made only by our Board of Directors. There were no waivers granted during fiscal year 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting practices on behalf of our Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company’s independent accountant is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has:

•	Reviewed and discussed with management the audited financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2012;

•

Discussed with the Company’s independent accountant the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from the Company’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended September 30, 2012 be included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”).

Audit Committee

William C. Mulligan, Chairman

Anthony J. Asher

Martin J. Cohen

Paul W. Stefanik

EXECUTIVE COMPENSATION

Executive Summary

The Company again faced a challenging operating environment in fiscal year 2012. While some positive trends have been reported, much of the financial services industry remains relatively fragile and susceptible to the consequences of adverse financial conditions. Regionally high unemployment, weak residential real estate values, capital and credit markets that remain at less than robust levels, and a general lack of confidence in the financial service sector of the economy presented challenges for us. For fiscal year 2012, our net income increased $2.1 million, or 23% from fiscal year 2011, to $11.5 million. This change is attributable mainly to an increase in net interest income partially offset by lower non-interest income and a slightly higher provision for loan losses and non-interest expenses.

As a result of the Company’s in-depth review of the compensation paid to its executive officers, the Compensation Committee made the following changes to its compensation plans and programs for fiscal year 2012:

•

Performance-based cash bonuses were determined based upon annual, instead of semi-annual, metrics, and the risk assessment analysis providing for downward adjustment of the bonus pool available to named executive officers under the annual incentive program was modified;

•

The vesting of restricted stock units was modified from a four-year schedule to a three-year schedule in order to align the vesting schedule with the schedule already in place for stock option awards; and

•

A system was adopted under which restricted stock units will be distributed to grantees upon their vesting, instead of the previous system under which awards were held by the Company until an executive officer’s retirement or other termination from the Company.

As discussed in more detail below, the Company continues to review and refine its compensation plans and programs in an effort to enable those plans and programs to support the achievement of the Company’s strategic goals.

Compensation Discussion and Analysis

Overview

The following discussion and analysis should be read in conjunction with the information presented in the compensation and award tables, the footnotes to those tables and the related disclosures appearing later in this proxy statement. The tables and related disclosures contain specific information about the compensation earned or paid during the fiscal year ended September 30, 2012. The Committee engages an independent compensation consultant, Exequity LLP (the “Compensation Consultant”), to advise it on the Company’s compensation programs. The Committee has reviewed the independence of the Compensation Consultant and does not believe that the services provided by the Compensation Consultant raise any conflicts of interest.

The tables and related disclosures that follow cover the following individuals, whom we refer to as our named executive officers:

•	Marc A. Stefanski, Chairman of the Board, President and Chief Executive Officer;

•	David S. Huffman, Chief Financial Officer and Secretary;

•	Marianne Piterans, Director of Human Resources, Third Federal Savings and Loan;

•	Ralph M. Betters, Chief Information Officer, Third Federal Savings and Loan;

•	Meredith S. Weil, Chief Operating Officer, Third Federal Savings and Loan; and

Each of the named executive officers other than Mr. Betters is an officer of the Company, and each named executive officer is employed by Third Federal Savings and Loan. Of the total compensation paid to each named executive officer, a portion of such compensation is allocated as being paid by the Company while the remainder is allocated as being paid by Third Federal Savings and Loan. All discussion of compensation paid to the named executive officers refers to the combined amount of compensation paid by the Company and Third Federal Savings and Loan.

The compensation and benefits payable to the Company’s directors and executive officers are established by or under the supervision of the Committee. The Committee currently consists of three members, Robert A. Fiala (Chairman), Anthony J. Asher and William C. Mulligan, each of whom is an independent director within the meaning of the listing standards of the NASDAQ Stock Market, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and a “non-employee director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The purposes of the Committee, among others, are to discharge our Board of Directors’ responsibilities relating to compensation of the Company’s directors and executive officers and to approve and evaluate the director and executive officer compensation plans, policies and programs of the Company. The Committee’s charter provides that the Committee will generally meet quarterly or as needed. During fiscal year 2012, the Committee held five meetings. The agenda for each meeting is established by the Chairman of the Committee. The Committee generally invites the Company’s Director of Human Resources, and frequently invites other members of senior management and outside advisors, as necessary, to report on matters of interest to the Committee and to participate as requested in its deliberations. In addition, the Committee meets in executive session without management at each meeting.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for our named executive officers and other executives, the Committee is guided by the following philosophies and objectives:

•

We must attract, retain and motivate superior associates, including executives, for our flat business structure to be effective. Our flat business structure is intended to provide a framework for effective and prompt decision making, associate job satisfaction, the sharing of resources and the ability to respond quickly to changes in the marketplace.

•

Our compensation program should be competitive and comprehensive, consist of base salary, annual incentives, long-term incentives and benefits, and support our operating strategy of emphasizing teamwork and personal and professional enhancement through efficiency and cross-training our associates throughout the Company.

•

Our compensation program should motivate and reward our executives for sustained performance through the use of performance-based cash and equity compensation tied to short, intermediate and long-term goals designed to facilitate the achievement of the Company’s business objectives and the enhancement of stockholder value.

•	Our compensation program should be designed to eliminate any incentive for our executive officers to cause the Company to take undue risk.

Compensation Setting Process

We manage our business with a long-term view. Considerations that we evaluate carefully in our effort to design a compensation program that is in the best interests of the Company and its stockholders include, without limitation, the Company’s financial performance, conditions in our industry, the state of the local and national economy, compensation features necessary to attract and retain superior executives, including competitive considerations in our industry, and our executives’ performance in relation to specific long-, intermediate- and short-term goals and initiatives that we believe will benefit the Company and its stockholders.

On an annual basis, the Committee reviews and recommends compensation levels for executive officers based on the considerations described above.

For fiscal year 2012, the Committee retained the Compensation Consultant to assist the Committee in its compensation review. As discussed further under the caption “Compensation Review,” a separate committee of the Board of Directors (the “Oversight Committee”) engaged an additional compensation consultant during fiscal year 2011 to review certain aspects of the Company’s compensation programs as required by a second memorandum of understanding (the “Second MOU”) entered into by Third Federal Savings and Loan Association of Cleveland and the Office of Thrift Supervision on February 7, 2011.

For fiscal year 2012, the Committee used a comparator group of 15 company peers. The companies included in the comparator group for fiscal year 2012 were modified from those used in fiscal years 2010 and 2011 to reflect the current market of publicly traded thrifts and mortgage financing companies with assets ranging from $3 billion to $26 billion. The companies included in the comparator group for fiscal year 2012 were as follows:

• Astoria Financial Corporation	• Impac Mortgage Holdings Inc.
• Beneficial Mutual Bancorp Inc.	• Northwest Bancshares Inc.
• Capitol Federal Financial Inc.	• People’s United Financial Inc.
• Dime Community Bancshares Inc.	• Provident Financial Services, Inc.
• Doral Financial Corp.	• Trustco Bank Corp. NY
• First Niagara Financial Group, Inc.	• Washington Federal, Inc.
• Flagstar Bancorp Inc.	• WSFS Financial Corp.
• Flushing Financial Corporation

The Committee does not benchmark the named executive officers’ compensation against the comparator group. For example, the Committee does not set compensation for our executives at a pre-determined level in relation to the group, such as the median level of compensation reported by the group, or by applying a formula to the compensation reported by the group. Instead, as the first step in the compensation setting process, the Committee reviews the compensation data for the comparator group to assess the competitiveness of the Company’s compensation programs and its ability to achieve the philosophies and objectives of its compensation programs.

In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation. The Committee believes that the total compensation opportunity available to executive officers should consist of base salary, performance-based cash bonuses, long-term incentives, retirement and other executive benefits and perquisites. The Committee has no mandatory policy for the allocation among base salary, short-term performance-based cash bonuses, and long-term incentives. The named executive officers continue to hold restricted stock units and stock options granted in prior years that create a strong link between executive compensation and long-term stockholder value creation and encourage long-term retention. To motivate and reward current-year performance, a significant percentage of total earnable cash compensation for the Company’s executive officers, including the named executive officers, during fiscal year 2012 was allocated to annual performance-based cash bonus awards. Other than Mr. Huffman’s and Ms. Weil’s salary increases discussed below, our named executive officers’ salaries have not been increased since fiscal year 2009.

As part of the compensation-setting process, the Committee reviews with Mr. Stefanski the compensation data for his direct reports and considers Mr. Stefanski’s recommendations for them. Mr. Stefanski’s review attributes significant weight to how the named executive officers performed as a team, rather than simple individual performance, because of the Company’s culture of rewarding teamwork. As a result, internal pay equity plays a significant role in the Committee’s analysis of compensation for the named executive officers (other than Mr. Stefanski, as explained below) and its final determination of compensation. In making its final determinations, the Committee was less focused on market pay for each individual executive officer (other than Mr. Stefanski), and more focused on how the aggregate pay of the named executive officers (other than Mr. Stefanski) compared to aggregate market values.

As Chairman and Chief Executive Officer, Mr. Stefanski’s compensation is significantly higher than that of the other named executive officers because of his scope of responsibility, his tenure and experience with the Company and his impact on the performance of the Company. Mr. Stefanski also is an integral part of our marketing campaign as spokesman, and his family’s name is an important part of our brand image.

For fiscal year 2012, the Committee also considered the recommendations of the Oversight Committee with respect to the compensation and benefits awarded to the Company’s named executive officers.

Compensation Review

During fiscal year 2011, the Board of Directors appointed three independent directors, Messrs. Ozan, Heisler and Cohen, to the Oversight Committee to oversee the Company’s compliance with certain compensation-related requirements in the Second MOU. The Oversight Committee engaged the services of an executive compensation consultant, AON Hewitt, to perform a review and prepare a report on the compensation and benefits provided to the Company’s named executive officers (the “Compensation Report”) for the Oversight Committee and the Board of Directors. While the review by the Oversight Committee was initiated during fiscal year 2011, it did not affect the compensation paid to the Company’s named executive officers until fiscal year 2012.

The Compensation Report analyzed the compensation of the Company’s named executive officers for fiscal year 2010 against compensation in a peer group of companies with total assets ranging from $4 billion to $25 billion and in a subgroup of “direct peers” selected based on their loan portfolios and business models. The peer group included 14 companies, including nine companies in the peer group utilized by the Compensation Committee.

The Compensation Report noted that the targeted compensation opportunity of the named executive officers, other than Mr. Stefanski, in the aggregate, was slightly above the competitive range for targeted compensation and at competitive levels for actual pay delivered. The Compensation Report further noted that compensation of the Chief Operating Officer and Chief Financial Officer was competitively positioned and that both Mr. Stefanski’s targeted pay and actual pay delivered were above market.

The Committee did not adjust Mr. Stefanski’s compensation based upon the Compensation Report because it felt that Mr. Stefanski’s compensation was appropriate in light of his scope of responsibility, his tenure and experience with the Company and his impact on the performance of the Company. Mr. Stefanski also is an integral part of the Company’s marketing campaign as spokesman, and his family’s name is an important part of the Company’s brand image. The Committee also felt that the compensation of each of the named executive officers was appropriate, as the Company has fewer employees than its competitors with similar amounts of total assets, which typically results in greater responsibilities for our associates and named executive officers.

After reviewing the findings in the Compensation Report, the Oversight Committee made the following recommendations to the Board of Directors:

•

Consider replacing the semi-annual Management Incentive Compensation Plan with an annual short-term cash bonus, or consider adoption of a “true-up” to prevent overpayment under the Management Incentive Compensation Plan.

•	Consider adopting a claw-back provision that will meet federal regulations to be adopted under The Dodd-Frank Wall Street Reform and Consumer Protection Act.

•	Take the Management Compensation Study into consideration as the Committee reviews compensation and benefits for named executive officers.

Based upon the Oversight Committee’s review, the Compensation Committee changed the Management Incentive Compensation Plan from a plan that pays semi-annual bonuses to one that pays annual bonuses. The Committee also determined that it will institute claw-backs as will be required by The Dodd-Frank Wall Street Reform and Consumer Protection Act once regulations under that act are finalized.

The Compensation Committee evaluated the Company’s other compensation policies and procedures in light of the Compensation Report and the Oversight Committee’s recommendations. Upon the completion of this review, the Compensation Committee presented its findings to the full Board of Directors for approval. Based on those findings and the recommendation of the Compensation Committee, the Board:

•

Approved of an annual incentive program based upon the Management Incentive Compensation Plan with targets and incentive payments based upon annual, instead of semi-annual, metrics, and the modification by the Committee of the Company risk assessment analysis providing for downward adjustment of the bonus pool available to named executive officers under the plan;

•

Preserved the relatively flat payout curve under the Management Incentive Compensation Plan, which reflects relatively low initial target metrics that do not increase rewards rapidly as performance metrics increase. The Company believes that a flat payout curve neither overly rewards nor overly penalizes named executive officers for earnings performance outside of their control;

•

Declined to adopt a performance share program that would provide for vesting of performance shares based on Company performance, as, in light of the current economic environment faced by the Company, the ability of the Committee to establish a program with appropriate long-term performance goals would be limited, and because the Company’s long-term awards are more heavily oriented to options, the value of which is inherently based on performance;

•

Modified the vesting of future awarded restricted stock units from a four-year schedule to a three-year schedule in order to align the vesting schedule with the schedule already in place for stock option awards; and

•

Adopted a system under which future awarded restricted stock units will be distributed to grantees upon their vesting, instead of the previous system under which awards were held by the Company until an executive officer’s retirement or other termination from the Company. This change is designed to allow grantees better access to future awards and is considered acceptable based on the substantial amount of previously granted awards that are required to be held until retirement.

Elements of Compensation

The following elements were included in our compensation program for named executive officers during fiscal year 2012:

Element of Compensation	Description	Key Objectives Promoted

Annual Compensation
• Base Salary	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	Designed to be market competitive and enable the Company to attract and retain talented associates.

• Annual Performance-based Cash Bonuses for Named Executive Officers	Variable cash bonuses. Bonuses for the named executive officers are based on the net income of the Company, adjusted for certain pre-identified factors deemed to be beyond the executives’ control, and subject to reductions based on changes in certain risk factors of the Company over the fiscal year.	Designed to motivate and reward achievement of short-term financial, operational and strategic business goals.

Long-Term Compensation
• Stock Options	Right to purchase common stock at a set price for a period of time after the right vests.	Designed to be market competitive, motivate and reward achievement of stock price growth, and align associates’ interests with those of the Company’s stockholders. Also designed to retain executives.

• Restricted Stock Units	Units representing a right to receive shares of common stock that vest as a result of continued employment for a stated period of time.	Designed to retain executives, motivate and reward achievement of stock price growth and align associates’ interests with those of the Company’s stockholders.

Other Compensation Elements
• Third Federal Savings Retirement Plan	Company-funded defined benefit retirement plan provided to associates; the amount of the benefit depends on an associate’s years of service with the Company and average annual compensation. The plan was closed to new associates as of December 31, 2002, and as of December 31, 2011, the plan was amended to freeze future benefit accruals.	Designed to be market-competitive and enable the Company to retain talented associates who are eligible to participate.

Element of Compensation	Description	Key Objectives Promoted
• Third Federal Savings 401(k) Plan	A 401(k) retirement savings plan that enables associates to defer up to 75% of their compensation with a Company matching contribution of up to 4% of an associate’s contributions. The Plan also provides profit sharing contributions as determined by the Board; no profit sharing contributions were made in fiscal year 2012. The Company also makes contributions to the Plan on behalf of associates who did not participate or who had future benefits accruals frozen as of December 31, 2011 in the Third Federal Savings Retirement Plan as determined by the Board.	Designed to be market-competitive and enable the Company to attract and retain talented associates.

• Benefit Equalization Plan	A retirement savings plan that enables executives to defer a portion of their cash compensation and provides Company matches and profit sharing contributions that would have been payable under the 401(k) plan, but for certain limits established by law.	Designed to enable the Company to attract and retain talented executives.

• Associate Stock Ownership Plan	A plan that enables our associates to acquire shares of common stock of the Company. Pursuant to the plan, every eligible associate, including each executive, receives an equal number of shares of common stock on an annual basis.	Designed to help align associates’ interests with those of the Company’s stockholders.

• Other Benefits	Health, life and disability insurance benefits.	Designed to be market-competitive and enable the Company to attract and retain talented associates.

• Perquisites	Personal benefits provided to executives, such as financial, retirement and estate planning programs, a personal health management program, home security and a company car program.	Designed to be market competitive and to facilitate executive’s attention to the Company’s business.

Base Salary.  The Company defines base salary as a “fixed” rate of pay that associates, including the named executive officers, receive in exchange for sustained performance of job duties and responsibilities over time. Base salary is intended to provide the Company the ability to attract and retain the highest quality professionals in their fields. The Company reviews the base salary of its executive officers annually. Because of the continued uncertain economic conditions facing the Company, and with advice from the Compensation Consultant as to the competitiveness of the base salaries of the named executive officers, the Company did not adjust the base salaries of the named executive officers for fiscal year 2012 other than for Mr. Huffman. In the first quarter of fiscal year 2012, the Compensation Committee, with advice from the Compensation Consultant, increased Mr. Huffman’s base salary effective in January of 2012 from $358,507 to $400,000 to reflect his expanded responsibilities and his performance. Effective July 9, 2012, Ms. Weil’s base salary was increased from $351,000 to $450,000 to reflect her promotion to Chief Operating Officer. The base salaries of all other named executive officers during fiscal year 2012 were unchanged from fiscal years 2011 and 2010. The base salary for each named executive officer was:

Named Executive Officer	Base Salary
Marc A. Stefanski	$1,080,000
Meredith S. Weil	$450,000
David S. Huffman	$400,000
Marianne Piterans	$392,568
Ralph M. Betters	$372,265

Annual Performance-based Cash Bonuses for Named Executive Officers.  Under the Company’s Management Incentive Compensation Plan, the named executive officers listed in the table below were eligible to receive annual performance-based cash bonuses in fiscal year 2012. As discussed further under the caption “Compensation Review,” the Committee, in accordance with the recommendation of the Oversight Committee, approved an annual incentive program under the Management Incentive Compensation Plan with targets and incentive payments based upon annual, instead of semi-annual, metrics. The potential bonuses under this plan are correlated directly to the net income of the Company during the applicable annual period, subject to certain adjustments. This plan is intended to provide an incentive for superior performance and payout amounts that are competitive with the market.

For fiscal year 2012, the bonuses under the Management Incentive Compensation Plan were based primarily upon objective criteria. This plan was structured to satisfy the requirements for the “performance-based compensation” exception to the $1,000,000 limitation on deductibility of compensation under Section 162(m) of the Code.

Under this plan for fiscal year 2012, bonuses were based on the net income of the Company, subject to certain adjustments. The amount of adjusted net income of the Company was used to establish an “incentive pool” that is distributable to the named executive officers. For purposes of establishing the incentive pool, net income is adjusted to eliminate the effect, positive or negative, of (i) gains or losses on sales of mortgage loans and variances in the amount of amortization of mortgage servicing rights, (ii) unexpected events outside the control of the named executive officers relating to taxes, regulatory assessments and pension or medical coverage charges and (iii) changes in accounting principles. Adjusted net income targets and the percentage of net income payable into the incentive pool are determined based upon the Company’s budget for the upcoming year. For fiscal year 2012, if adjusted net income for the annual period was less than $5 million, then an incentive pool would not be created and no bonuses would be payable; if adjusted net income for the annual period equaled or exceeded $5 million, the incentive pool would be calculated as the sum of the following:

•	Four percent (4%) of the first $5 million of adjusted net income;

•	Five percent (5%) of the second $5 million of adjusted net income;

•	Six percent (6%) of the next additional $10 million of adjusted net income;

•	Seven percent (7%) of the next additional $20 million of adjusted net income;

•	Eight percent (8%) of the next additional $10 million of adjusted net income;

•	Five percent (5%) of the next additional $10 million of adjusted net income; and

•	Three percent (3%) of any adjusted net income in excess of $60 million.

The Committee determined that for fiscal year 2012, the incentive pool would be distributed to the named executive officers, other than Ms. Weil, in accordance with the following percentages:

Named Executive Officer	Percentage of Incentive Pool
Marc A. Stefanski	45.34%
David S. Huffman	13.43%
Marianne Piterans	13.18%
Ralph M. Betters	12.50%

The percentage of the incentive pool allocated to each participant was based on the Committee’s judgment in reviewing market data for the executive positions, the executives’ salaries, and the desire to support the Company’s culture of rewarding teamwork. As such, the Committee established a relationship of desired annual bonuses as a percentage of base salary that would be awarded each executive. Mr. Stefanski’s direct reports were ascribed a share of the bonus pool proportionate to their respective base salaries. Thus, the pool allocation would provide each executive with an annual performance-based bonus that represented the same percentage of his or her base salary earned during the period as the percentage for each other executive. Given Mr. Stefanski’s role and reflecting relevant market data, Mr. Stefanski’s portion of the pool was established to deliver 125% of the amount received by his direct reports when stated as a percentage of base salary. Thus, if each of Mr. Stefanski’s direct reports were to receive a bonus of 10% of base salary, Mr. Stefanski would receive a bonus of 12.5% of base salary. Ms. Weil was awarded a discretionary bonus in accordance with the bonus plan applicable to all associates other than the named executive officers, which is discussed in more detail below.

The maximum bonus that could be paid to a named executive officer for fiscal year 2012 was $3,000,000.

In determining the actual bonus payment made to the named executive officers, the Committee has discretion to reduce the amount payable from the incentive pool based upon an enterprise-wide risk assessment. This risk assessment consists of a review of the compliance, credit, interest rate, liquidity, operational, price, reputational, and strategic risks of the Company. These risks are reviewed from multiple perspectives with a year-over-year trend line comparison playing a significant role in the evaluation. The Management’s Risk Committee prepares the analysis and presents it to the Directors Risk Committee for its review and approval. Following the Directors Risk Committee review and approval, the risk analysis is reviewed by the Committee and used to determine whether the bonus pool should be reduced. Because of the ability to reduce bonuses, the Committee believes that the bonus program is designed to eliminate incentive for the executive officers to cause the Company to take undue risk. The Committee reviewed the enterprise-wide risk assessment and believed that the named executive officers’ actual performance with respect to risk management exceeded expectations.

During fiscal year 2012, the Company changed its accounting principles for performing loans in which all borrower’s obligations have been discharged through bankruptcy proceedings as required by interpretive guidance issued in July 2012 by the OCC Bank Accounting Advisory Series. The effect of the change was to reduce the Company’s net income for fiscal year 2012 by $11.3 million. Because the reduction was based on a change in accounting principles and the Committee believes that it is appropriate to maintain consistency with how we have historically calculated bonuses, net income was adjusted upwards by $11.3 million. In addition, the Committee also adjusted net income upward by $2.5 million for variances in ancillary aspects of loan sales activities. As a result, the adjusted net income for fiscal year 2012 was $24.2 million, which resulted in an incentive pool of $1,346,000 for fiscal year 2012. In assessing the performance of executive officers other than Mr. Stefanski, the Committee requested and received advisory input from Mr. Stefanski. The Committee did not reduce the amount of the incentive pool for fiscal year 2012.

The total dollar amount of bonuses approved for the named executive officers for fiscal year 2012 was as follows:

Named Executive Officer	Bonus
Marc A. Stefanski	$610,276
David S. Huffman	$180,768
Marianne Piterans	$177,403
Ralph M. Betters	$168,250

Ms. Weil did not participate in the Management Incentive Compensation Plan for fiscal year 2012, but was awarded discretionary bonuses of $250,000 in the aggregate in the Company’s semi-annual review process in accordance with the bonus plan applicable to all associates other than the named executive officers.

Long-Term Incentives.  During fiscal year 2011, as a result of the review of certain compensation-related provisions of the Second MOU, the Committee did not grant equity awards to our named executive officers under the TFS Financial Corporation 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”). We made equity grants in fiscal year 2012 to our named executive officers under the 2008 Equity Incentive Plan. The objectives of equity grants under the 2008 Equity Incentive Plan are to:

•	Link executive compensation and our long-term stock price performance;

•	Better align our executives’ interests with our stockholders’ interests; and

•	Provide opportunity for long-term compensation that is competitive with the companies in the comparator group and sufficient to attract and retain executive talent to manage our business effectively.

In developing our grant sizes for long-term incentive awards to named executive officers, the following are considered:

•	The competitive pay analyses of the relevant peer group;

•	Each executive’s role within our Company; and

•	The cost and share usage associated with the proposed grants and grants made in prior fiscal years.

The Committee’s view is that the long-term incentive program should be predominantly performance-oriented. As such, the Committee has opted to provide approximately two-thirds of the grant value in the form of stock options and one-third of the grant value in the form of restricted stock units.

Stock Options.  Stock options link compensation to stock price appreciation and support our growth objectives. In order to support retention and reward executives for stock performance over a longer horizon, options generally vest 33 1/3% annually over a three year period starting on the first anniversary of their grant, and remain exercisable until the tenth anniversary of their grant.

Restricted Stock Units.  Restricted stock unit awards are designed to support executive retention and increase share ownership, which aligns the recipient’s interests with our stockholders’ interests. Restricted stock units are generally granted with dividend equivalents that pay cash to the holder at the same time and to the same extent stockholders receive any dividends. Beginning in fiscal year 2012, restricted stock units will generally vest 33 1/3% annually over a three year period starting on the first anniversary of their grant, and will be distributed to grantees upon their vesting, instead of the previous system under which awards were held by the Company until an executive officer’s retirement or other termination from the Company.

The Committee made the following grants to the named executive officers on December 19, 2011:

Named Executive Officer	Number of Stock Options	Stock Option Exercise Price	Number of Restricted Stock Units
Marc A. Stefanski	369,000	$8.61	55,200
David S. Huffman	36,900	$8.61	5,500
Marianne Piterans	36,900	$8.61	5,500
Ralph M. Betters	36,900	$8.61	5,500
Meredith S. Weil	36,900	$8.61	5,500

Additional information with respect to the grants to each named executive officer is included under the “Grants of Plan-Based Awards for Fiscal Year 2012” table on page 28.

Stock Option Granting Practices.  The exercise price for stock options granted to named executive officers in 2012 was equal to the fair market value of a share of our common stock on the date of grant, which was the closing price of our common stock on NASDAQ on the date of the Compensation Committee meeting at which a particular award was approved.

Retirement Benefits.  In addition to the 401(k) Plan and the ASOP, with respect to which the Company’s contributions on behalf of the named executive officers are included in the “Summary Compensation Table” on page 26, each of the Company’s executive officers, including the named executive officers, is eligible to participate in the retirement plan discussed below. The Committee believes this plan provides financial security that promotes retention.

Benefit Equalization Plan.  Third Federal Savings and Loan maintains the Third Federal Savings and Loan Association MHC and Subsidiaries Benefit Equalization Plan (the “Benefit Equalization Plan”) for the purpose of providing benefits to certain executive officers, including each of the named executive officers, that would have been payable under the 401(k) Plan but for the limitations under Sections 401(a)(17), 402(g) and 415 of the Code. The named executive officers are the only participants in the Benefit Equalization Plan. Under this plan, a participant may elect to defer up to 15% of his or her compensation, reduced by the maximum amount of compensation that the participant may defer for the current plan year under the terms of the 401(k) Plan. A participant under the plan is eligible to receive a matching contribution with respect to his or her elective deferrals and a profit-sharing contribution in an amount equal to that which he or she would have received under the 401(k) Plan but for the compensation limits, reduced by the profit-sharing contribution allocated to the participant under the 401(k) Plan for such year. A participant is always 100% vested in his or her account under the plan. A participant may elect to receive his or her distribution of benefits in a lump sum or in 10 annual installments.

Our Board of Directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If our Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited with earnings at the rate of 10-year Treasury bonds (determined by using the rate on January 1 of each calendar year) at the end of each calendar quarter. The Benefit Equalization Plan, which operates on a calendar year basis, credited a rate of 1.89% for the calendar year ended December 31, 2012.

The participant’s account balance will be distributed to the participant (or the participant’s beneficiary), in the form elected by the participant, following the participant’s death, disability, normal retirement or other separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum. At the request of a participant who has an unforeseeable emergency, the Board of Directors may, in its discretion, distribute all or a portion of the participant’s account. Third Federal Savings and Loan may establish rabbi trusts to provide a source of payment of obligations under the plan, although it has not elected to do so.

Additional information with respect to each named executive officer’s participation in the Benefit Equalization Plan is included under “- Non-Qualified Deferred Compensation” on page 32.

Other Benefits.  Third Federal Savings and Loan sponsors medical and dental insurance plans for its associates, as well as short-term and long-term disability plans and life, accidental death and dismemberment insurance policies. The named executive officers participate in these plans. In addition, Third Federal Savings and Loan provides the following benefits:

Executive Life Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Life Insurance Bonus Program for Messrs. Stefanski and Betters, under which the individual executives have acquired insurance policies on their lives and have transferred such policies to life insurance trusts. Third Federal Savings and Loan pays an amount to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, prior to 2011, Third Federal Savings and Loan provided a tax gross-up to the executives in an amount sufficient to pay the taxes due on the premium payments. The amount of the bonus is included under “All Other Compensation” in the “Summary Compensation Table” on page 26. The death benefits under the insurance policies are as follows: $6.0 million for Mr. Stefanski and $1.5 million for Mr. Betters.

Executive Disability Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Disability Insurance Bonus Program for Messrs. Stefanski and Betters and Ms. Piterans, under which the individual executives have acquired individual disability policies and Third Federal Savings and Loan pays an amount to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, prior to 2011, Third Federal Savings and Loan provided a tax gross-up to the executives in an amount sufficient to pay any taxes due on the bonuses. The amount of the bonus is included under “All Other Compensation” in the “Summary Compensation Table” on page 26.

Financial, Retirement and Estate Planning Program.  Third Federal Savings and Loan sponsors the Financial, Retirement and Estate Planning Program for certain of its executive officers, including the named executive officers, and one additional associate director. Individuals designated by the Board of Directors are eligible to participate in the program during the year in which they are designated and during the two succeeding years. For the year ended September 30, 2012, each of the named executive officers and director Bernard Kobak, who is also a part-time associate, were designated by the Board of Directors to participate in the program, and Messrs. Stefanski, Betters and Kobak participated. Under the program, a participant (or in certain circumstances, his or her surviving spouse) may consult with a financial planning adviser, investment adviser or legal adviser, each of whom may perform such services as are reasonably required, and Third Federal Savings and Loan will pay the fees for those services, up to $40,000 in any one calendar year. The amount of fees paid by Third Federal Savings and Loan is included under “All Other Compensation” in the “Summary Compensation Table” on page 26.

Personal Health Management Program.  Third Federal Savings and Loan also has implemented a personal health management program for the named executive officers that offers participants the opportunity to have annual medical examinations and health risk appraisals on a regular basis. The amount of fees paid by Third Federal Savings and Loan is included under “All Other Compensation” in the “Summary Compensation Table” on page 26.

Company Car Program.  Third Federal Savings and Loan sponsors a company car program under which members of executive management designated by the Chief Executive Officer are provided a new company car and other staff members designated by the Chief Executive Officer receive an assigned company car or have the opportunity to use a company vehicle or receive a gasoline credit card. Messrs. Stefanski and Kobak, along with one associate who is not a named executive officer, have been provided with a company car under the program. The company car program also covers the costs of maintenance and operation of company cars and insurance coverage. The value of the benefits provided under this program is included under “All Other Compensation” in the “Summary Compensation Table” on page 26.

Supplemental Executive Split Dollar Life Insurance.  Third Federal Savings and Loan maintains supplemental life insurance coverage for the named executive officers through an endorsement split dollar life insurance program. Third Federal Savings and Loan owns each of the policies and endorses a portion of the death benefit to the beneficiaries designated by the executive. These arrangements do not provide a death benefit postretirement. Supplemental life insurance death benefit amounts are determined according to the ranges of salary and bonus compensation of the executives, as follows: $4.7 million for Mr. Stefanski; and $2.0 million for each of Messrs. Betters and Huffman and Ms. Piterans. No other executives currently participate in the endorsement split dollar program. The amount of insurance premiums paid with respect to these policies is included under “All Other Compensation” in the “Summary Compensation Table” on page 26.

Retirement Plan.  Third Federal Savings and Loan sponsors a defined benefit retirement plan for associates, the Third Federal Savings Retirement Plan (the “Retirement Plan”), and each of the named executive officers participates in the Retirement Plan. Prior to January 1, 2003, an associate became eligible to participate in the Retirement Plan on the first day of the calendar quarter coinciding with or following the date he or she had both attained age 21 and been credited with a year of eligibility service. The Retirement Plan was closed to new associates on December 31, 2002; however, individuals who were already participants in the Retirement Plan on that date continued to accrue benefits under the terms of the Retirement Plan until December 31, 2011, when the plan was amended to freeze future benefit accruals. Beginning on January 1, 2012, associates were eligible to receive, at the Board’s discretion, Company contributions under the 401(k) Plan and no longer accrued benefits under the Retirement Plan. Upon normal retirement at age 65, a participant will generally be entitled to a monthly benefit equal to 2% of one-twelfth of the participant’s average annual compensation during the participant’s years of benefit service before the Retirement Plan was frozen multiplied by the participant’s years of benefit service credited before the Retirement Plan was frozen. If a participant continues working after reaching age 65, the participant will be eligible to receive his or her monthly normal retirement benefit for any month in which the participant works less than 40 hours. For these purposes, average annual compensation means the average compensation for each calendar year of employment before the Retirement Plan was frozen other than years prior to participation in the Retirement Plan and years in which a participant has less than 1,000 hours of employment, that is, average annual compensation generally is based on the participant’s average compensation over the years participant participated in the Retirement Plan before it was frozen on December 31, 2011. Compensation is defined as wages reported on Form W-2, including salary reduction contributions to the 401(k) Plan and flexible benefits plan and excluding certain reimbursements or special amounts such as expense allowances, fringe benefits, moving expenses, welfare benefits, the value of any qualified or non-qualified stock options, restricted stock, share appreciate right, stock grant or other equity based award granted to a participant by the Company to the extent such value is includible in such participant’s taxable income, including upon vesting. On retirement after age 65, the benefit will be the greater of the normal retirement benefit determined at retirement or the normal retirement benefit determined at age 65, increased by 0.8% for each month of deferral after reaching normal retirement age. The normal form of benefit payment is a monthly payment over the longer of the participant’s lifetime or ten years from retirement, and, in the event of the participant’s death before ten years from retirement, payment to the participant’s beneficiary for the remainder of the ten-year term. Additional information with respect to each named executive officer’s participation in the Retirement Plan is included under “- Pension Benefits” on page 31.

Executive Retirement Benefit Plan.  Prior to October 1, 2008, the Company credited amounts to accounts of participants in the Third Federal Savings and Loan Association MHC and Subsidiaries Executive Retirement Benefit Plan (the “Executive Retirement Benefit Plan”) at the end of each quarter. Effective October 1, 2008, the Company stopped making quarterly contributions to accounts under the Executive Retirement Benefit Plan. Account balances under the Executive Retirement Benefit Plan continue to be deferred. Our Board of Directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If our Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited with earnings at the rate of 10-year Treasury bonds (determined by using the rate on January 1 of each calendar year) at the end of each calendar quarter. The Executive Retirement Benefit Plan, which operates on a calendar year basis, credited a rate of 1.89% for the calendar year ended December 31, 2012.

Each of the named executive officers is vested in his or her account. The participant’s account balance will be distributed to the participant (or the participant’s beneficiary) in the form elected by the participant following separation from service because of death, disability, normal retirement or separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum distribution. Third Federal Savings and Loan may, in its discretion, establish rabbi trusts to provide a source of payment of obligations under the plan, although it has not elected to do so.

Additional information with respect to each named executive officer’s participation in the Executive Retirement Benefit Plan is included under “- Non-Qualified Deferred Compensation” on page 32.

Employment Agreements and Severance Policy

The Company is not party to an employment agreement or severance agreement with any of the named executive officers. The Company has a policy to review severance for its associates, including the named executive officers, on a case-by-case basis. However, the 2008 Equity Incentive Plan provides for acceleration of vesting of awards upon the occurrence of certain terminations or a change in control. See “- Potential Payments upon Termination or Change in Control” on page 33.

Deductibility of Compensation

The Committee considers Section 162(m) of the Code, which provides certain criteria for the tax deductibility of compensation in excess of $1.0 million paid to the Company’s named executive officers, in determining compensation of the named executive officers. It is the Committee’s intent to maximize deductibility of executive compensation while retaining the discretion needed to compensate executive officers in a manner commensurate with performance and retention. The Company believes that all compensation paid to named executive officers other than Mr. Stefanski during fiscal year 2012 was fully deductible. A portion of Mr. Stefanski’s salary, insurance-related bonus and restricted stock units distributed to Mr. Stefanski during fiscal year 2012 as well as amounts paid by the Company for life insurance, financial planning and other perquisites were not deductible. The Company expects that a portion of Mr. Stefanski’s compensation for fiscal year 2013 will not be deductible.

Stock Ownership Guidelines

While many of the Company’s executive officers, including the named executive officers, invested a significant amount of money in the Company’s shares during its initial public offering and have acquired shares on the open market, through the 401(k) Plan and through awards made under the 2008 Equity Incentive Plan since the public offering, the Company does not have specific guidelines regarding stock ownership for its executive officers. The Committee believes that shares acquired by the executive officers and outstanding stock option and restricted stock unit awards currently align the interests of our executive officers appropriately with the interests of the our stockholders.

Summary Compensation Table

The following table summarizes the compensation earned during fiscal years 2012, 2011 and 2010 by each of the Company’s named executive officers who served as of September 30, 2012. Additional information concerning compensation is included under “- Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Marc A. Stefanski,	2012	1,080,000	—	475,272	999,990	610,276	189,852	133,290	3,488,680
President and Chief Executive Officer	2011	1,080,000	—	—	—	574,668	127,693	100,083	1,882,444
	2010	1,080,000	—	499,800	999,943	338,742	146,193	180,134	3,244,812

David S. Huffman,	2012	388,828	—	47,355	99,999	180,768	134,605	28,714	880,269
Chief Financial Officer and Secretary	2011	358,507	—	—	—	152,744	81,521	23,833	616,605
	2010	358,507	—	50,400	99,835	90,036	93,363	28,951	721,092

Marianne Piterans,	2012	392,568	—	47,355	99,999	177,403	141,132	32,420	890,877
Director of Human Resources	2011	392,568	—	—	—	167,768	88,116	27,396	675,848
	2010	392,568	—	50,400	99,835	98,892	99,734	36,356	777,785

Ralph M. Betters,	2012	372,265	—	47,355	99,999	168,250	144,725	55,468	888,062
Chief Information Officer	2011	372,265	—	—	—	159,004	83,828	48,479	663,576
	2010	372,265	—	50,400	99,835	93,726	98,195	75,310	789,731

Meredith S. Weil,	2012	360,384	250,000	47,355	99,999	—	101,138	13,901	872,777
Chief Operating Officer

(1) The amounts reported include amounts deferred under the 401(k) Plan and the Benefits Equalization Plan by Ms. Piterans, Ms. Weil and Messrs. Stefanski, Huffman and Betters of $55,533, $17,000, $22,500, $34,163 and $33,750, respectively, for the fiscal year ended September 30, 2012, by Ms. Piterans and Messrs. Stefanski, Huffman and Betters of $38,267, $22,000, $27,091 and $27,663, respectively, for the fiscal year ended September 30, 2011, and by Ms. Piterans and Messrs. Stefanski, Huffman and Betters of $30,354, $22,212, $31,052 and $46,858, respectively, for the fiscal year ended September 30, 2010. Effective in January of 2012, Mr. Huffman’s base salary was increased to $400,000. Effective in July of 2012, Ms. Weil’s base salary was increased to $450,000. See the “Base Salary” section on page 18 for additional information.

(2) Represents discretionary bonuses paid to Ms. Weil for the fiscal years ended September 30, 2012, 2011 and 2010. Additional information with respect to these bonuses is included under “- Compensation Discussion and Analysis”.

(3) The amounts reported in this column reflect the aggregate grant date fair value of awards pursuant to the 2008 Equity Incentive Plan for the fiscal years ended September 30, 2012, September 30, 2011 and September 30, 2010, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, filed with the SEC on November 29, 2012.

(4) The amounts reported in this column reflect the aggregate grant date fair value of awards pursuant to the 2008 Equity Incentive Plan for the fiscal years ended September 30, 2012, September 30, 2011 and September 30, 2010, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, filed with the SEC on November 29, 2012.

(5) Annual performance-based bonuses paid in fiscal year 2012 if performance objectives are satisfied. Semi-annual performance-based bonuses paid in fiscal years 2011 and 2010 if performance objectives are satisfied. Additional information with respect to these bonuses is included under “- Compensation Discussion and Analysis” and “Grants of Plan-Based Awards for Fiscal Year 2012.”

(6) The amounts reported include the aggregate change in the actuarial present value of the named executive officer’s benefit under the Retirement Plan during the fiscal years ended September 30, 2012, September 30, 2011 and September 30, 2010, respectively, and non-qualified deferred compensation earnings for the fiscal years ended September 30, 2012, September 30, 2011 and September 30, 2010, respectively, under the named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan.

(7) The following table lists the various components of compensation paid to the named executive officers and comprising “All Other Compensation” in the Summary Compensation Table above:

All Other Compensation

Name	Year	401(k) Plan Company Match ($)	ASOP Company Contributions ($)	Benefit Equalization Plan Company Contribution ($)	Supplemental Executive Split Dollar Life Insurance ($)	Executive Life Insurance Bonus Program ($)	Executive Disability Insurance Bonus Program ($)	Tax Gross-Ups ($)(1)	Perquisites and Other Personal Benefits ($)(2)	Total All Other Compensation ($)
Marc A. Stefanski	2012	9,800	4,179	—	5,888	39,000	2,041	—	72,382	133,290
	2011	9,800	4,141	—	5,079	39,000	2,041	—	40,022	100,083
	2010	9,800	6,677	—	4,758	39,000	2,041	69,133	48,725	180,134

David S. Huffman	2012	9,782	4,179	11,663	3,090	—	—	—	—	28,714
	2011	9,468	4,141	7,170	2,604	—	—	—	—	23,383
	2010	9,662	6,677	8,142	2,416	—	—	2,053	—	28,950

Marianne Piterans	2012	9,752	4,179	12,413	2,522	—	3,554	—	—	32,420
	2011	9,663	4,141	7,851	2,187	—	3,554	—	—	27,396
	2010	9,457	6,677	9,858	2,048	—	3,554	4,762	—	36,356

Ralph M. Betters	2012	9,736	4,179	11,250	3,422	19,700	2,514	—	4,667	55,468
	2011	9,628	4,141	7,445	2,806	19,700	2,514	—	2,245	48,479
	2010	9,476	6,677	8,840	2,604	19,700	3,038	24,975	—	75,310

Meredith S. Weil	2012	9,722	4,179	—	—	—	—	—	—	13,901

(1) These amounts represent bonuses paid to the named executive officers to compensate them for taxes they were required to pay on bonuses paid under the Company’s Executive Life Insurance Bonus Program, Executive Disability Insurance Bonus Program, Supplemental Executive Life Insurance Program and all other perquisites and personal benefits.

(2) The following table lists certain perquisites and other personal benefits provided to the named executive officers and comprising “Perquisites and Other Personal Benefits” in the “All Other Compensation” Table above:

Name	Year	Financial Retirement Estate Planning ($)(1)	Executive Physical Program ($)	Personal Use of Company Car ($)	Home Security ($)	Membership Fees ($)	Total Perquisites and Other Personal Benefits ($)
Marc A. Stefanski	2012	25,000	—	3,812	37,278	6,292	72,382
	2011	25,645	—	4,666	3,420	6,290	40,022
	2010	29,550	—	4,592	3,793	10,790	48,725

Ralph M. Betters	2012	4,667	—	—	—	—	4,667
	2011	—	2,245	—	—	—	2,245
	2010	—	—	—	—	—	—

(1) Reflects payments made during the respective fiscal year. The plan operates on a calendar year basis.

The following table summarizes plan-based awards granted during fiscal year 2012:

Grants of Plan-Based Awards for Fiscal Year 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc A. Stefanski	9/30/2012	367,200	—	3,000,000	—	—	—	—	—	—	—
	12/19/2011	—	—	—	—	—	—	55,200	—	—	$500,122
	12/19/2011	—	—	—	—	—	—	—	369,000	$8.61	$999,900

David S. Huffman	9/30/2012	97,600	—	3,000,000	—	—	—	—	—	—	—
	12/19/2011	—	—	—	—	—	—	5,500	—	—	$49,830
	12/19/2011	—	—	—	—	—	—	—	36,900	$8.61	$99,999

Marianne Piterans	9/30/2012	107,200	—	3,000,000	—	—	—	—	—	—	—
	12/19/2011	—	—	—	—	—	—	5,500	—	—	$49,830
	12/19/2011	—	—	—	—	—	—	—	36,900	$8.61	$99,999

Ralph M. Betters	9/30/2012	101,600	—	3,000,000	—	—	—	—	—	—	—
	12/19/2011	—	—	—	—	—	—	5,500	—	—	$49,830
	12/19/2011	—	—	—	—	—	—	—	36,900	$8.61	$99,999

Meredith S. Weil	9/30/2012	—	—	—	—	—	—	—	—	—	—
	12/19/2011	—	—	—	—	—	—	5,500	—	—	$49,830
	12/19/2011	—	—	—	—	—	—	—	36,900	$8.61	$99,999

(1) Amounts reflect award opportunities the Company granted under its annual performance-based cash bonus program for 2012 based on the adjusted net income of the Company during the specified period. The amount of the bonus earned by each named executive officer is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See the “Annual Performance-based Cash Bonuses for Named Executive Officers” section on page 19 for additional information on the terms of these awards.

(2) See page 21 for additional information on the terms of these awards.

(3) See page 21 for additional information on the terms of these awards.

(4) Based on the closing price for a share of the Company’s common stock on the date of grant, December 19, 2011.

(5) Calculated (a) for option awards, by multiplying the number of options granted by $2.71, the value of an option on the date of grant calculated in accordance with the Black-Scholes option-pricing model, and (b) for stock awards, by multiplying the number of shares of stock underlying the awards by $8.61, the closing price for a share of the Company’s common stock on the date of grant.

The following table summarizes outstanding option awards and stock awards as of the end of fiscal year 2012:

Outstanding Equity Awards at Fiscal 2012 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (#)
Marc A. Stefanski	632,675	1,898,025	—	11.74	8/10/2018	561,440	5,092,261	—	—
	299,600	—	—	11.96	5/11/2019	8,350	75,735	—	—
	210,333	105,167	—	14.00	5/14/2020	17,850	161,900	—	—
	—	369,000	—	8.61	12/15/2021	55,200	500,664	—	—

David S. Huffman	31,625	94,875	—	11.74	8/10/2018	28,080	254,686	—	—
	37,500	—	—	11.96	5/11/2019	1,050	9,524	—	—
	21,000	10,500	—	14.00	5/14/2020	1,800	16,326	—	—
	—	36,900	—	8.61	12/15/2021	5,500	49,885	—	—

Marianne Piterans	31,625	94,875	—	11.74	8/10/2018	28,080	254,686	—	—
	37,500	—	—	11.96	5/11/2019	1,050	9,524	—	—
	21,000	10,500	—	14.00	5/14/2020	1,800	16,326	—	—
	—	36,900	—	8.61	12/15/2021	5,500	49,885	—	—

Ralph M. Betters	31,625	94,875	—	11.74	8/10/2018	28,080	254,686	—	—
	37,500	—	—	11.96	5/11/2019	1,050	9,524	—	—
	21,000	10,500	—	14.00	5/14/2020	1,800	16,326	—	—
	—	36,900	—	8.61	12/15/2021	5,500	49,885	—	—

Meredith S. Weil	33,333	16,667	—	11.74	8/10/2018	—	—	—	—
	21,000	10,500	—	14.00	5/14/2020	1,800	16,236	—	—
	—	36,900	—	8.61	12/15/2021	5,500	49,885	—	—

(1) The following table sets forth the vesting schedule for unexercisable stock options:

Date	Stefanski	Huffman	Piterans	Betters	Weil
12/15/2012	123,000	12,300	12,300	12,300	12,300
5/14/2013	105,167	10,500	10,500	10,500	10,500
8/11/2013	632,675	31,625	31,625	31,625	—
12/15/2013	123,000	12,300	12,300	12,300	12,300
8/11/2014	632,675	31,625	31,625	31,625	—
12/15/2014	123,000	12,300	12,300	12,300	12,300
8/11/2015	632,675	31,625	31,625	31,625	10,500

(2) The following table sets forth the vesting schedule for restricted stock units not yet vested:

Date	Stefanski	Huffman	Piterans	Betters	Weil
12/15/2012	18,400	1,833	1,833	1,833	1,833
5/12/2013	8,350	1,050	1,050	1,050	—
5/14/2013	8,925	900	900	900	900
8/11/2013	70,180	3,510	3,510	3,510	—
12/15/2013	18,400	1,833	1,833	1,833	1,833
5/14/2014	8,925	900	900	900	900
8/11/2014	70,180	3,510	3,510	3,510	—
12/15/2014	18,400	1,834	1,834	1,834	1,834
8/11/2015	70,180	3,510	3,510	3,510	—
8/11/2016	70,180	3,510	3,510	3,510	—
8/11/2017	70,180	3,510	3,510	3,510	—
8/11/2018	210,540	10,530	10,530	10,530	—

(3) Based on the closing price for a share of the Company’s common stock as of September 28, 2012, of $9.07 per share.

Option Exercises and Stock Vested for Fiscal 2012

The following table shows the exercise of Company stock options and vesting of Company restricted stock units for each named executive officer in fiscal year 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting($)
Marc A. Stefanski	—	—	8,350	80,828	(1)
	—	—	8,925	86,394	(2)
	—	—	70,180	626,006	(3)
David S. Huffman	—	—	1,050	10,164	(1)
	—	—	900	8,712	(2)
	—	—	3,510	31,309	(3)
Marianne Piterans	—	—	1,050	10,164	(1)
	—	—	900	8,712	(2)
	—	—	3,510	31,099	(3)
Ralph M. Betters	—	—	1,050	31,309	(1)
	—	—	900	8,712	(2)
	—	—	3,510	31,309	(3)
Meredith S. Weil	—	—	900	8,712	(2)

(1) Based on the closing price for a share of the Company’s common stock as of the vesting date, May 14, 2012, of $9.68 per share.

(2) Based on the closing price for a share of the Company’s common stock as of the vesting date, May 14, 2012, of $9.68 per share.

(3) Based on the closing price for a share of the Company’s common stock as of the vesting date, August 11, 2012, of $8.92 per share.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each named executive officer, including the number of years of service credited, under the Retirement Plan, determined using the interest rate and mortality rate assumptions used in the Company’s financial statements, as of September 30, 2012:

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit as of September 30, 2012 ($)	Payments During Last Fiscal Year ($)
Marc A. Stefanski	Third Federal Savings Retirement Plan	28.667	1,465,508	—

David S. Huffman	Third Federal Savings Retirement Plan	17.917	1,024,706	—

Marianne Piterans	Third Federal Savings Retirement Plan	18.000	1,054,853	—

Ralph M. Betters	Third Federal Savings Retirement Plan	19.333	1,178,391	—

Meredith S. Weil	Third Federal Savings Retirement Plan	12.000	609,600	—

For a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accrued benefit, please see footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed on November 29, 2012. Additional information concerning this plan is provided under “- Compensation Discussion and Analysis.”

Non-Qualified Deferred Compensation

The following table summarizes contributions and deferrals of compensation during fiscal year 2012 made by each named executive officer under such named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan, which are not tax-qualified. Additional information concerning these plans is provided under “- Compensation Discussion and Analysis”:

Non-Qualified Deferred Compensation

		Executive Contributions in Fiscal Year 2012	Company Contributions in Fiscal Year 2012	Aggregate Earnings in Fiscal Year 2012	Aggregate Withdrawals / Distributions	Aggregate Balance as of September 30, 2012
Name	Plan Name	($)	($)(1)(2)	($)(2)	($)	($)
Marc A. Stefanski	Executive Retirement Benefit Plan	—	—	12,912	—	584,036
	Benefit Equalization Plan	0	0	23,050	—	1,037,762
	Total	0	0	35,962	—	1,621,798

David S. Huffman	Executive Retirement Benefit Plan	—	—	2,976	—	134,611
	Benefit Equalization Plan	11,663	11,663	4,907	—	233,819
	Total	11,663	11,663	7,884	—	368,430

Marianne Piterans	Executive Retirement Benefit Plan	—	—	3,296	—	149,060
	Benefit Equalization Plan	31,034	12,413	9,257	—	438,887
	Total	31,034	12,413	12,553	—	587,947

Ralph M. Betters	Executive Retirement Benefit Plan	—	—	3,109	—	140,632
	Benefit Equalization Plan	11,251	11,251	5,422	—	255,811
	Total	11,251	11,251	8,531	—	396,443

Meredith S. Weil	Executive Retirement Benefit Plan	—	—	—	—	—
	Benefit Equalization Plan	—	—	—	—	—
	Total	—	—	—	—	—

(1) The Executive Retirement Benefit Plan was closed to additional contributions as of October 1, 2008.

(2) All amounts reflected in the “Company Contributions in Fiscal Year 2012” and the “Aggregate Earnings in Fiscal Year 2012” columns are reported as compensation in the “Summary Compensation Table” on page 26. The amounts reported include the aggregate amounts previously reported under the Executive Benefit Retirement Plan by Ms. Piterans, Ms. Weil and Messrs. Stefanski, Huffman and Betters of $145,764, $0, $571,123, $131,634 and $137,523, respectively, for the fiscal year ended September 30, 2011, and the aggregate amounts previously reported under the Benefit Equalization Plan of $386,183, $0, $1,014,711, $205,585 and $227,888, respectively, for the fiscal year ended September 30, 2011.

Potential Payments Upon Termination or Change in Control

The award agreements for stock options and restricted stock units granted under the 2008 Equity Incentive Plan provide for immediate vesting in full of those awards upon (a) termination of the named executive officer’s employment as a result of death, disability (as defined by the U.S. Social Security Administration) or retirement or (b) a change in control of the Company. For termination-based vesting purposes, any unvested portion of an award is forfeited if the named executive officer’s employment is terminated other than as a result of death, disability or retirement. The following table sets forth the value of payments that would be made assuming a hypothetical termination or change in control occurring on September 30, 2012:

Named Executive Officer	Death(1) ($)	Disability(1) ($)	Change in Control(1) ($)	Other Termination(1)(2) ($)
Marc A. Stefanski

Stock Options(3)	0	0	0	0

Restricted Stock Units(4)	7,462,006	7,462,006	7,462,006	7,462,006

Meredith Weil

Stock Options(3)	0	0	0	0

Restricted Stock Units(4)	82,537	82,537	82,537	82,537

All Other Named Executive Officers

Stock Options(3)	0	0	0	0

Restricted Stock Units(4)	438,988	438,988	438,988	438,988

(1) This column includes amounts that would be paid to the named executive officers for currently vested but unpaid awards.

(2) The named executive officers were not eligible to retire on September 30, 2012 under the terms of the award agreements pursuant to which the stock options and restricted stock units were granted.

(3) Based on the closing price for a share of Company common stock on September 28, 2012 of $9.07 and December 19, 2011 of $8.61. Except for the options granted on December 19, 2011, all options granted have an exercise price greater than $9.07.

(4) Based on the closing price for a share of Company common stock on September 28, 2012 of $9.07.

Under the 2008 Equity Incentive Plan, a change in control occurs upon any of the following: (a) any person (other than Third Federal Savings and Loan Association of Cleveland, MHC and certain other parties) becomes the beneficial owner of at least 25% of our common stock; (b) our incumbent directors (as defined below) cease to constitute a majority of the board of directors; (c) a merger or similar transaction involving the Company (other than (i) a merger or similar transaction that results in our common stock continuing to represent at least 50% of the voting power of the entity surviving the transaction, or (ii) a second-step conversion of Third Federal Savings and Loan Association of Cleveland, MHC) is consummated; (d) the Company’s stockholders approve a plan of complete liquidation of the Company; (e) a sale, liquidation or other disposition of all or substantially all of the Company’s assets is consummated; (f) a party makes a successful tender offer for at least 25% of the shares of our common stock; or (g) a potential change in control occurs and a majority of the Board of Directors and two-thirds of the incumbent directors determine that such event constitutes a change in control. Under the 2008 Equity Incentive Plan, the incumbent directors are defined as directors serving on our Board of Directors as of May 29, 2008 and any successor directors approved (a) by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors, or (b) by a nominating committee the members of which were approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

A potential change in control occurs upon any of the following: (a) a public announcement by any person of an intention to take actions which, if consummated, would constitute a change in control; (b) one or more transactions result in a change in control within the meaning of the Home Owners’ Loan Act, as amended; or

(c) a proxy statement soliciting proxies from the Company’s stockholders is filed seeking stockholder approval of a plan of reorganization, merger, consolidation or similar transaction involving the Company and another entity, but only if such transaction has not been approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

Under the award agreements granted under the 2008 Equity Incentive Plan, a named executive officer can retire after any of the following occur: (a) he or she reaches age 65; or (b) he or she reaches age 62 and has completed 15 years of continuous service as an employee.

The named executive officers also would receive, upon any termination of employment, benefits under the Retirement Plan, the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “Pension Benefits” and “- Non-Qualified Deferred Compensation.” Upon a change in control, the named executive officers would receive payments under the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “- Non-Qualified Deferred Compensation.”

DIRECTOR COMPENSATION

For fiscal year 2012, directors of the Company were paid an annual retainer of $25,000, in monthly installments. Directors of Third Federal Savings and Loan were paid an annual retainer of $25,000, also in monthly installments. Members of our Audit Committee, Compensation Committee and Directors Risk Committee were paid $1,000 per committee meeting attended, and committee chairs were paid an additional $10,000 annually in quarterly installments. All of our directors are also directors of Third Federal Savings and Loan. Mr. Stefanski and Ms. Piterans do not receive fees for their service as directors.

Each of Messrs. Asher, Cohen, Fiala, Kobak, Mulligan and Stefanik was granted 50,000 restricted stock units on August 11, 2008. Mr. Stefanski III was granted 50,000 restricted stock units on May 14, 2010, and each of Messrs. Heisler and Ozan were granted 50,000 restricted stock units on May 26, 2011, in each case on the grantee’s commencement of service as a director. These restricted stock units vest in equal installments over a five-year period, commencing one year from the date of the grant (August 11, 2009 or, in the case of Mr. Stefanski III, May 14, 2011, and in the cases of Messrs. Heisler and Ozan, May 26, 2012). These restricted stock units are settled in shares of our common stock upon vesting. The vesting of these restricted stock units accelerates (a) upon death, disability, or retirement, or (b) following a change in control (as those terms are defined in the 2008 Equity Incentive Plan or the form of award agreement). For purposes of these awards, retirement is defined as cessation of board service other than for cause after attaining age 72. The restricted stock units, including those that are unvested, are entitled to dividend equivalent rights. Dividend equivalent rights represent the right to receive cash payments on our dividend payment dates equal in value to the amount of any cash dividend paid per share of common stock of the Company, multiplied by the number of shares of stock underlying the restricted stock units.

The following table sets forth the compensation paid to the directors of the Company during fiscal year 2012:

Name	Fees Earned or Paid ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Anthony J. Asher	33,000	0	25,000	58,000

Martin J. Cohen	29,000	0	25,000	54,000

Robert A. Fiala	40,000	0	25,000	65,000

Robert B. Heisler, Jr.	39,000	0	25,000	64,000

Bernard S. Kobak(4)	25,000	0	106,508	131,508

William C. Mulligan	45,000	0	25,000	70,000

Terrence R. Ozan	29,000	0	25,000	54,000

Paul W. Stefanik	30,000	0	25,000	55,000

Ben S. Stefanski III	29,000	0	25,000	54,000

(1) The following table sets forth each director’s annual retainer and committee fees:

Name	Director Since	Annual Retainer ($)	Committee Fees ($)
Anthony J. Asher	2008	25,000	8,000

Martin J. Cohen	2006	25,000	4,000

Robert A. Fiala(5)	2005	25,000	15,000

Robert B. Heisler, Jr.(5)	2011	25,000	14,000

Bernard S. Kobak	1993	25,000	0

William C. Mulligan(5)	2007	25,000	20,000

Terrence R. Ozan	2011	25,000	4,000

Paul W. Stefanik	1993	25,000	5,000

Ben S. Stefanski III	2010	25,000	4,000

(2) The non-employee directors had the following number of restricted stock units outstanding as of September 30, 2012: Mr. Asher, 10,000; Mr. Cohen, 10,000; Mr. Fiala, 10,000; Mr. Heisler, 40,000; Mr. Kobak, 10,000; Mr. Mulligan, 10,000; Mr. Ozan, 40,000; Mr. Stefanik, 10,000; and Mr. Stefanski III, 30,000.

(3) For directors other than Mr. Kobak, amounts represent fees paid for service on the board of directors of Third Federal Savings and Loan.

(4) Mr. Kobak also is a part-time associate of the Company and receives compensation for his services as a part-time associate. Of the total All Other Compensation, $25,000 represents fees paid to Mr. Kobak for his services as a director of Third Federal Savings and Loan and $76,202 represents salary paid to Mr. Kobak for his services to the Company, including a car and gas allowance of $2,549, club membership payments of $207 and financial and real estate planning services of $2,550.

(5) Messrs. Fiala, Heisler and Mulligan are the chairpersons of the Compensation Committee, Directors Risk Committee and Audit Committee, respectively.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert A. Fiala (Chairman)

Anthony J. Asher

William C. Mulligan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of the shares of our common stock as of December 24, 2012 (unless otherwise noted), by: (a) the named executive officers; (b) the Company’s directors; (c) each other person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all shares of our common stock set forth opposite their respective names.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class
Third Federal Savings and Loan Association of Cleveland, MHC, 7007 Broadway Ave., Cleveland, OH 44105	227,119,132	73.49%
Marc A. Stefanski(3)	1,740,536	*
Anthony J. Asher(4)	55,845	*
Martin J. Cohen(5)	72,100	*
Robert A. Fiala	60,000	*
Robert B. Heisler, Jr.	10,500	*
Bernard S. Kobak(6)	150,000	*
William C. Mulligan	70,000	*
Terrence R. Ozan	10,100	*
Marianne Piterans(7)	196,274	*
Paul W. Stefanik(8)	60,000	*
Ben S. Stefanski III(9)	61,000	*
Ralph M. Betters(10)	194,248	*
David S. Huffman(11)	203,479	*
Meredith S. Weil(12)	101,539	*
All Executive Officers and Directors as a group (16 persons)(13)	3,141,353	1.02%

 * Less than 1%.

(1) Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.

(2) Shares of common stock reported below do not include 46,567, 7,267, 804,313, 46,567 and 46,567 restricted stock units awarded to Ms. Piterans, Ms. Weil and Messrs. Stefanksi, Huffman and Betters, respectively. Beginning in fiscal year 2012, restricted stock units granted to executive officers will be distributed free of restriction as they vest, unlike restricted stock units previously granted to our named executive officers, which effectively must be held until retirement.

(3) Includes 43,000 shares held by Mr. Stefanski’s children, 26,000 shares held by Mr. Stefanski’s wife, 23,000 shares held by Mr. Stefanski’s wife as custodian for the couple’s children, 74,691 shares held by Mr. Stefanski under the 401(k) Plan, 115,738 shares held in trust for the benefit of Mr. Stefanski’s sibling for which Mr. Stefanski is trustee, 7,200 shares held by Mr. Stefanski’s sibling in an Individual Retirement Account (“IRA”) for which Mr. Stefanski has a power of attorney, 168,000 shares held in trust for the benefit of Mr. Stefanski, 5,032 shares held in the ASOP and 1,265,608 shares underlying stock options that are exercisable within 60 days of December 24, 2012.

(4) Includes 4,365 shares held by Mr. Asher’s IRA and 51,480 shares held by Mr. Asher’s wife.

(5) Includes 1,000 shares held by Mr. Cohen’s wife.

(6) Includes 25,000 shares held by Mr. Kobak’s IRA, 65,000 shares held in trust for the benefit of Mr. Kobak and 60,000 shares held in a trust for the benefit of the estate of Mr. Kobak’s wife.

(7) Includes 37,629 shares held by Ms. Piterans under the 401(k) Plan, 4,387shares held in the ASOP and 102,425 shares underlying stock options that are exercisable within 60 days of December 24, 2012.

(8) Includes 50,000 shares held in trust for the benefit of Mr. Stefanik and 10,000 shares held in trust for the benefit of the estate of Mr. Stefanik’s wife.

(9) Includes 41,000 shares held with shared voting power with Mr. Stefanski’s wife.

(10) Includes 55,147 shares held by Mr. Betters under the 401(k) Plan, 100 shares held by Mr. Betters as custodian for his child, 30,129 shares held in trust for the benefit of Mr. Betters’s wife, and 4,614 shares held in the ASOP and 102,425 shares underlying stock options that are exercisable within 60 days of December 24, 2012.

(11) Includes 49,632 shares held by Mr. Huffman under the 401(k) Plan, 45,175 shares held in trust for the benefit of Mr. Huffman’s wife, 4,414 shares held in the ASOP and 102,425 shares underlying stock options that are exercisable within 60 days of December 24, 2012.

(12) Includes 9,934 shares held by Ms. Weil under the 401(k) Plan, 4,215 shares held in the ASOP, 5,500 shares held with shared voting power with Ms. Weil’s husband and 66,633 shares underlying options that are exercisable within 60 days of December 24, 2012.

(13) Shares of common stock reported do not include 1,161,281 restricted stock units awarded to the executive officers and directors as a group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are reviewed and discussed by our Board of Directors, whether or not the applicable transaction must be disclosed under federal securities laws, and our Board of Directors may approve or disapprove of the Company entering into the transaction. All related party transactions also are reviewed and approved by the Audit Committee. Any director with a direct or indirect interest in a transaction with the Company is required to abstain from any vote on the transaction.

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but contains a specific exemption from this prohibition for loans made by Third Federal Savings and Loan to our executive officers and directors in compliance with federal banking regulations. The aggregate amount of our outstanding loans to our officers and directors and their related entities as of September 30, 2012 was $889,404. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at September 30, 2012, and were made in compliance with federal banking regulations.

Joseph Cech, who is Mr. Stefanski’s brother-in-law, is employed by the Company as a senior manager in business development. Mr. Cech was paid a salary of $199,866 and a bonus of $67,500 in fiscal year 2012 and is provided benefits commensurate with those provided to similarly situated employees and a car under the company car program. Mr. Cech was awarded 20,000 restricted stock units and 40,000 options with an exercise price of $8.61 per share on December 19, 2011. The Audit Committee approved Mr. Cech’s compensation for fiscal year 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10 percent of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock, and such persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended September 30, 2012 or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and 10 percent beneficial owners were met.

PROPOSAL TWO: REAPPROVAL OF THE COMPANY’S MANAGEMENT INCENTIVE COMPENSATION PLAN

Stockholders are being asked to reapprove the Company’s Management Incentive Compensation Plan, which was originally approved by the Company’s stockholders at a special meeting on May 29, 2008. Section 162(m) of the Code and the regulations and interpretations promulgated thereunder (“Section 162(m)”) require that stockholders reapprove the Management Incentive Compensation Plan every five years in order to qualify the awards issued under the plan as “performance-based” compensation for purposes of Section 162(m). This would allow us to deduct for tax purposes the value of such awards even if the compensation received when such awards are earned, when combined with other income of a participant, exceeds $1.0 million per year.

On December 20, 2012, the Compensation Committee amended the Management Incentive Compensation Plan to include loan sales, amortization of loan servicing rights and changes in pension or medical coverage charges as extraordinary or nonrecurring items that the Compensation Committee may include or exclude when evaluating a participant’s performance and to provide for the forfeiture of awards paid to participants over the three-year period prior to any restatement due to material noncompliance with financial reporting requirements. Although these minor changes (which did not require stockholder approval) have been made to the Management Incentive Compensation Plan since its adoption, the material terms of the Management Incentive Compensation Plan, including eligibility, the types of performance measures that awards may be based upon and the maximum aggregate amount that may be awarded to a participant during a fiscal year, have not changed since our stockholders previously approved the Management Incentive Compensation Plan. The following is a summary of the material provisions of the Management Incentive Compensation Plan. The summary is qualified in its entirety by reference to the Management Incentive Compensation Plan, a copy of which is attached as Appendix A to this Proxy Statement.

General

The Management Incentive Compensation Plan has been established and approved to reward certain senior executive officers for achieving short- or long-term goals identified by the Company, and to attract, retain and reward senior executive officers who contribute to the success of the Company.

The Management Incentive Compensation Plan incorporates annual cash incentive awards and long-term cash incentive awards. Key features of the Management Incentive Compensation Plan include the following:

•	administration by a committee composed of independent directors (the “Committee”);

•	annual incentive awards and long-term incentive awards subject to achievement of performance measures determined by the Committee;

•	individual awards subject to annual limits; and

•	no amendments to the performance measures unless approved by the Company’s stockholders.

An annual incentive award under the Management Incentive Compensation Plan is an award that covers a period of time equal to or less than twelve months. Each annual incentive award will specify a payment amount or payment range as determined by the Committee, subject to the achievement of certain performance measures established by the Committee. The maximum aggregate amount awarded or credited with respect to annual incentive awards to any one covered employee in any one plan year may not exceed $3.0 million.

A long-term incentive award is an award that covers a period of time greater than twelve months during which performance goals based on one or more performance measures must be met. Each long-term incentive award will specify a payment amount or payment range as determined by the Committee, subject to the achievement of certain performance measures established by the Committee. The maximum aggregate amount awarded or credited with respect to long-term incentive awards to any one covered employee in any one plan year may not exceed $6.0 million.

Administration

The Management Incentive Compensation Plan will be administered by the Committee, which will grant annual incentive awards and long-term incentive awards to certain associates of the Company and its affiliates or subsidiaries who are or may become “covered employees” within the meaning of Section 162(m) and, as such, are subject to the deduction limits for compensation in excess of $1.0 million. The Committee may grant cash incentive awards that are contingent on achievement of performance objectives over a specified period established by the Committee. The grant of incentive awards may also be subject to such other conditions, restrictions and contingencies as are determined by the Committee.

The Committee may also grant annual incentive awards and long-term incentive awards that do not qualify as performance-based compensation within the meaning of Section 162(m).

The Committee will determine the amount of awards, whether such awards will be annual or long-term, and the terms of the awards, including those requiring the achievement of specific performance goals. The Committee will determine the extent to which a covered employee will have the right to receive payment of his or her annual or long-term incentive award following termination of the employee’s employment with or provision of services to the Company.

Performance Measures

The performance measures and standards that may be selected by the Committee with respect to awards granted under the Management Incentive Compensation Plan will be based on any one or more of the following performance measures, as selected by the Committee:

(a)	basic earnings per share;

(b)	basic cash earnings per share;

(c)	diluted earnings per share;

(d)	diluted cash earnings per share;

(e)	net income;

(f)	cash earnings;

(g)	net interest income;

(h)	non-interest income;

(i)	general and administrative expense to average assets ratio;

(j)	cash general and administrative expense to average assets ratio;

(k)	efficiency ratio;

(l)	cash efficiency ratio;

(m)	return on average assets;

(n)	cash return on average assets;

(o)	return on average stockholders’ equity;

(p)	cash return on average stockholders’ equity;

(q)	return on average tangible stockholders’ equity;

(r)	cash return on average tangible stockholders’ equity;

(s)	core earnings;

(t)	operating income;

(u)	operating efficiency ratio;

(v)	net interest rate spread;

(w)	growth in assets, loans (including home-equity lines of credit), or deposits;

(x)	loan production volume;

(y)	non-performing loans;

(z)	cash flow;

(aa)	capital preservation (core or risk-based);

(bb)	interest rate risk-exposure/net portfolio value;

(cc)	interest rate risk-sensitivity;

(dd)	liquidity parameters;

(ee)	strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;

(ff)	stock price (including, but not limited to, growth measures and total stockholder return); or

(gg)	any combination of the foregoing.

Without limiting the foregoing, the Committee may, in a manner consistent with the requirements of Section 162(m), include or exclude extraordinary or nonrecurring items, including but not limited to, any of the following events that occur during the performance period: (a) asset write-downs; (b) loan sales; (c) amortization of loan servicing rights; (d) changes in pension or medical coverage charges; (e) litigation or claim judgments or settlements; (f) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (g) any reorganization and restructuring programs; (h) extraordinary nonrecurring items as described in financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; or (i) acquisitions and divestitures. The number and/or value of an annual incentive award or long-term incentive award will depend on the extent to which the performance goals are met during the applicable performance period.

In the event the Committee determines that it is advisable to grant an annual incentive award or long-term incentive award that will not qualify as performance-based compensation, it may make such grants without satisfying the requirements of Section 162(m) and may base vesting on performance measures other than those specified in the Management Incentive Compensation Plan.

The Management Incentive Compensation Plan’s effective date is April 1, 2008 and it will continue in effect until terminated by the Board of Directors; provided, however, that termination of the plan will not reduce the amount payable to a covered employee under the plan as of the date of termination.

Forfeiture

The Committee may specify in a covered employee’s award agreement that rights and benefits with respect to an award may be subject to reduction, cancellation, forfeiture or recoupment upon the employee’s termination for cause, termination of employment with the Company, an affiliate or subsidiary of the Company, any material violation of a Company policy, breach of noncompetition, confidentiality or other restrictive covenants that apply to the covered employee, or any other conduct that is detrimental to the business or reputation of the Company, its affiliates and/or its subsidiaries.

If the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws, a covered employee is required to reimburse the Company the amount of any payment in settlement of an award earned or accrued during the three-year period preceding the date that the Company is required to prepare the restatement.

Amendment and Termination

The Board of Directors may, at any time, amend or terminate the Management Incentive Compensation Plan, but no amendment, modification or termination may reduce the amount payable to a covered employee as of the date of such amendment, modification or termination, and no amendment may change the general performance measures set forth in the Management Incentive Compensation Plan without stockholder approval. The Committee may adjust performance measures after they have been set, but only to the extent the Committee exercises negative discretion as permitted under applicable law for purposes of an exception to Section 162(m). Notwithstanding the foregoing, in the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing performance measures under the Management Incentive Compensation Plan without obtaining stockholder approval for such changes, the Committee will have the sole discretion to make such changes without obtaining stockholder approval.

United States Income Tax Considerations

The following is a summary of the United States federal income tax consequences that may arise in conjunction with participation in the Management Incentive Compensation Plan.

Income Taxation.  An incentive award will be earned when the award recipient satisfies the performance goals set by the Committee. However, the distribution of the value of the award may occur at that time or at some later date specified in the award agreement. The recipient of an incentive award will recognize income equal to the amount of cash received when the incentive award is both (i) vested and (ii) distributed to the award recipient.

Deduction Limits.  Section 162(m) generally limits the Company’s deduction for compensation in excess of $1.0 million per year for our chief executive officer and the four most highly compensated executives (excluding our chief executive officer) named in our summary compensation table. “Qualified performance-based compensation” is not subject to this limit and is fully deductible by the Company. The Management Incentive Compensation Plan is designed so that awards under the plan will result in qualified performance-based compensation when earned. However, the Committee is not obligated to grant all awards as qualified performance-based compensation. We expect the Committee will take the deduction limit into account when making awards.

Withholding of Taxes.  The Company may withhold amounts from participants to satisfy the federal, state and local withholding tax requirements with respect to any taxable event arising as a result of the Management Incentive Compensation Plan.

Tax Advice

The preceding discussion is based on United States tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the United States income tax aspects of the Management Incentive Compensation Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Management Incentive Compensation Plan.

Other Information

Awards to be made pursuant to the Management Incentive Compensation Plan are subject to the discretion of the Committee or its delegates and are not determinable at this time.

The affirmative vote of a majority of the votes cast at the meeting, in person or by proxy, provided a quorum is present, is required for reapproval of the Management Incentive Compensation Plan. Abstentions and broker non-votes are not considered votes cast for purposes of this proposal and will not be counted either for or against approval of the Management Incentive Compensation Plan.

Our Board of Directors recommends that stockholders vote FOR the proposal to reapprove the Management Incentive Compensation Plan.

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT ACCOUNTANT

Deloitte & Touche LLP served as the independent accountant to the Company for the fiscal year ended September 30, 2012 and is expected to be retained by the Company’s Audit Committee to do so for the fiscal year ending September 30, 2013, subject to the ratification of the appointment by our stockholders. A representative of Deloitte & Touche LLP is expected to be present at the 2013 annual meeting of stockholders, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountant is required under the Company’s bylaws. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Our Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2013.

Fees Paid to Deloitte & Touche LLP

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audits of the Company’s annual financial statements for the fiscal years ended September 30, 2012 and 2011 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during each year were $865,457 and $693,375, respectively.

Audit-Related Fees.  The aggregate fees billed for assurance and related services rendered by Deloitte & Touche LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the fiscal years ended September 30, 2012 and 2011 were $18,680 and $38,500, respectively.

Tax Fees.  For the fiscal years ended September 30, 2012 and 2011, the aggregate fees billed for tax compliance, tax advice and tax planning services rendered by Deloitte & Touche were $0 for each year.

All Other Fees.  For the fiscal years ended September 30, 2012 and 2011, the aggregate fees billed by Deloitte & Touche LLP for products or services other than those reported above were $2,000 for each year.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services.

Auditor Independence.  The Audit Committee believes that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the accountant’s independence.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2014 annual meeting of stockholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on September 9, 2013. In addition, if a stockholder intends to present a proposal at the Company’s 2014 annual meeting of stockholders without the inclusion of the proposal in the Company’s proxy materials, and written notice of the proposal is not received by the Company on or before November 23, 2013, proxies solicited by our Board of Directors for the 2014 annual meeting of stockholders will confer discretionary authority to vote on the proposal if presented at the meeting. Stockholders should submit proposals to the executive offices of the Company, 7007 Broadway Avenue, Cleveland, Ohio, 44105, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Stockholders may send written communications to our Board of Directors, an individual director or the non-management directors as a group by mailing them to our Board of Directors, an individual director or a group of non-management directors (as applicable), c/o Secretary, TFS Financial Corporation, 7007 Broadway Avenue, Cleveland, Ohio, 44105. The letter should indicate that the author is a stockholder of the Company and, if shares are not held of record, should include appropriate evidence of stock ownership. All communications will be forwarded to our Board of Directors, the individual director or the group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature, is unduly hostile, threatening, illegal or otherwise inappropriate, or if it relates to an improper or irrelevant topic. In certain situations, the Secretary may attempt to handle the inquiry directly or forward the communication for response by another associate of the Company.

Management does not know of any matter that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matter properly comes before the meeting, the persons named in the proxy will vote on that matter in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NASDAQ Stock Market requirements and the Company’s governing documents.

Appendix A

TFS FINANCIAL CORPORATION

MANAGEMENT INCENTIVE COMPENSATION PLAN

TFS Financial Corporation

Management Incentive Compensation Plan

Article 1. Purpose and Intent

The purpose of this “TFS Financial Corporation Management Incentive Compensation Plan” (the “Plan”) is to reward certain of its senior executive officers for achieving short and long term goals established by the Company and attracting and rewarding such persons who do contribute to the Company’s success. This Plan provides annual and long-term incentive compensation based on the annual or long-term performance of the Company measured by objective corporate financial performance measures. The intent of the Plan is to provide “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

Article 2. Definitions

For purposes of the Plan, the following terms shall have the following meanings:

Section 2.1 “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

Section 2.2 “Annual Incentive Award” means an Award to a Covered Employee pursuant to Article 5 and which covers a period of time equal to or less than twelve (12) months.

Section 2.3 “Award” means, individually or collectively, a grant under this Plan of Annual Incentive Awards or Long-Term Incentive Awards, in each case subject to the terms of this Plan.

Section 2.4 “Award Agreement” means a written or electronic document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.

Section 2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

Section 2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall be deemed to include references to any applicable regulations and interpretations thereunder and any successor or similar provision.

Section 2.7 “Committee” means all of the members of the Compensation Committee of the Board, or any other committee delegated by the Board to handle compensation matters, who are Outside Directors.

Section 2.8 “Company” means TFS Financial Corporation, a Federal corporation, and any successor thereto.

Section 2.9 “Covered Employee” for a Plan Year means any Employee of the Company who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Plan Year, or (ii) the end of the period that is twenty-five percent (25%) of the period of service during which the performance goals must be satisfied.

Section 2.10 “Employee” means any employee of the Company, its Affiliates, and/or its Subsidiaries.

Section 2.11 “Long-Term Incentive Award” means an award granted to a Covered Employee pursuant to Article 6 and which covers a Long-Term Performance Period.

Section 2.12 “Long-Term Performance Period” means a period of time greater than twelve (12) months during which performance goal(s) based on one or more Performance Measures must be met.

Section 2.13 “Outside Director” means an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code.

Section 2.14 “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees as “performance-based compensation”.

Section 2.15 “Performance Measures” means measures as described in Section 7.1 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to this Plan in order to qualify Long-Term Incentive Awards as Performance-Based Compensation. With respect to any annual Incentive Award or Long-Term Incentive Award made as a Covered Employee in any Plan year, Performance measures necessary to achieve said Award shall be identified and disclosed to such Employee within the shorter of (i) ninety (90) days after the beginning of the Plan year or (ii) the end of the Period that is twenty-five percent (25%) of the period of service during which the Performance Measures must be satisfied.

Section 2.16 “Plan Year” means the shorter of (i) the fiscal year of the Company, or (ii) a Covered Employee’s period of service during the applicable year.

Section 2.17 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 3. Administration

The Committee shall be responsible for administering the Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority, and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

Article 4. Applicable Limits

Section 4.1 Annual Incentive Awards. The maximum aggregate amount awarded or credited with respect to Annual Incentive Awards to any one Covered Employee in any one Plan Year may not exceed three million dollars ($3,000,000).

Section 4.2 Long-Term Incentive Awards. The maximum aggregate amount awarded or credited with respect to Long-Term Incentive Awards to any one Covered Employee in any one Plan Year may not exceed six million dollars ($6,000,000).

Article 5. Covered Employee Annual Incentive Award

Section 5.1 Grant of Annual Incentive Awards. Subject to the terms and provisions of the Plan, the Committee, at the beginning of each annual performance period during the Plan Year, may grant Annual Incentive Awards to Covered Employees in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

Section 5.2 Value of Annual Incentive Awards. Each Annual Incentive Award shall be set forth in an Award Agreement which shall specify a payment amount or payment range as determined by the Committee subject to the achievement of certain performance goal(s) established by the Committee, based on one or more Performance Measures. The Committee may establish performance goals in its discretion. The number and/or value of Annual Incentive Awards that will be paid out to the Covered Employee will depend on the extent to which the performance goals are met during the Plan Year, as applicable.

Section 5.3 Payment of Annual Incentive Awards. Payment, if any, with respect to an Annual Incentive Award shall be made after the performance period during the Plan Year, as applicable, to which it relates and after the Committee has certified the performance achieved and the amount to be paid, if any, to each Covered Employee for that annual performance period during the Plan Year’s, as applicable, Annual Incentive Awards. Such payment shall be made no later than the fifteenth (15th) day of the third month following the end of the Plan Year to which the Annual Incentive Awards relate. However, the Committee may require a Covered Employee to defer receipt of the payment of cash that would otherwise be payable to the Covered Employee. If any such deferral is required, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals. Any such deferral shall be made in a manner that complies with Code Section 409A.

Section 5.4 Termination of Employment. The Committee shall determine the extent to which a Covered Employee shall have the right to receive payment for his or her Annual Incentive Awards following termination of the Covered Employee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Covered Employee, but need not be uniform among all Annual Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 6. Long-Term Incentive Awards

Section 6.1 Grant of Long-Term Incentive Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Long-Term Incentive Awards to Covered Employees in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

Section 6.2 Value of Long-Term Incentive Awards. Each Long-Term Incentive Award shall be set forth in an Award Agreement which shall specify a payment amount or payment range as determined by the Committee subject to the achievement of certain performance goal(s) established by the Committee, based on one or more Performance Measures. The Committee may establish performance goals in its discretion. The number and/or value of Long-Term Incentive Awards that will be paid out to the Covered Employee will depend on the extent to which the performance goals are met during the applicable Long-Term Performance Period.

Section 6.3 Payment of Long-Term Incentive Awards. Payment, if any, with respect to a Long-Term Incentive Award shall be made as soon as possible following the conclusion of the Long-Term Performance Period to which it relates and after the Committee has certified the level of performance achieved during such Long-Term Performance Period and the payments to the Covered Employees based on such level of performance, but in no event later than the fifteenth (15th ) day of the third month following the end of the Plan Year in which the Long-Term Performance Period ended. However, the Committee may require a Covered Employee to defer receipt of the payment of cash that would otherwise be payable to the Covered Employee. If any such deferral is required, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals. Any such deferral shall be made in a manner that complies with Code Section 409A.

Section 6.4 Termination of Employment. The Committee shall determine the extent to which a Covered Employee shall have the right to receive payment for his or her Long-Term Incentive Awards following termination of the Covered Employee’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Covered Employee, but need not be uniform among all Long-Term Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 7. Performance Measures

Section 7.1 Performance Measures. Performance-Based Compensation will be paid solely on account of the attainment of one or more pre-established, objective performance goals. A performance goal will be considered pre-established if it is established in writing by the Committee no later than 90 days after the commencement of the period of service to which the goal relates, provided that the outcome is substantially uncertain at the time the Committee establishes the goal. However, in no event will the performance goal be considered pre-established if it is established after twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the goal is established) has elapsed. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Section 7.1, the performance goals upon which the payment or vesting of an Annual Incentive Award or a Long-Term Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	basic earnings per Share;

(b)	basic cash earnings per Share;

(c)	diluted earnings per Share;

(d)	diluted cash earnings per Share;

(e)	net income;

(f)	cash earnings;

(g)	net interest income;

(h)	non-interest income;

(i)	general and administrative expense to average assets ratio;

(j)	cash general and administrative expense to average assets ratio;

(k)	efficiency ratio;

(l)	cash efficiency ratio;

(m)	return on average assets;

(n)	cash return on average assets;

(o)	return on average stockholders’ equity;

(p)	cash return on average stockholders’ equity;

(q)	return on average tangible stockholders’ equity;

(r)	cash return on average tangible stockholders’ equity;

(s)	core earnings;

(t)	operating income;

(u)	operating efficiency ratio;

(v)	net interest rate spread;

(w)	growth in assets, loans (including home equity lines of credit), or deposits;

(x)	loan production volume;

(y)	non-performing loans;

(z)	cash flow;

(aa)	capital preservation (core or risk-based);

(bb)	interest rate risk exposure – net portfolio value;

(cc)	interest rate risk – sensitivity;

(dd)	liquidity parameters;

(ee)	strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;

(ff)	stock price (including, but not limited to, growth measures and total shareholder return); or

(gg)	any combination of the foregoing.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (ff) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 7.

Section 7.2 Evaluation of Performance. The Committee may provide in any such Annual Incentive Award or Long-Term Incentive Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) loan sales, (c) amortization of loan servicing rights, (d) change in pension or medical coverage charges, (e) litigation or claim judgments or settlements, (f) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (g) any reorganization and restructuring programs, (h) extraordinary nonrecurring items as described in FASB Accounting Standards Codification Topic 225-20, Income Statement-Extraordinary and Unusual Items, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (i) acquisitions or divestitures, and (j) foreign exchange gains and losses. These inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Section 7.3 Adjustment of Performance-Based Compensation. Annual Incentive Awards and Long-Term Incentive Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Section 7.4 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Annual Incentive Awards or Long-Term Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 7.1.

Article 8. Beneficiary Designation

Each Covered Employee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Covered Employee, shall be in a form prescribed by the Committee, and will be effective only when filed by the Covered Employee in writing with the Company during the Covered Employee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Covered Employee’s death shall be paid to the Covered Employee’s estate.

Article 9. Stockholder Approval

The effectiveness of the Plan is subject to its approval and ratification by the stockholders of the Company to the extent required by Section 162(m)(4)(C)(ii) of the Code.

Article 10. Amendment, Modification, and Termination of the Plan.

The Board may amend, modify, or terminate the Plan at any time, provided that no amendment, modification, or termination of the Plan shall reduce the amount payable to a Covered Employee under the Plan as of the date of such amendment, modification, or termination.

Article 11. General Provisions

Section 11.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Covered Employee to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Section 11.2 Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Section 11.3 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Covered Employee’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Covered Employee’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Covered Employee, or other conduct by the Covered Employee that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Covered Employee knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Covered Employee is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Covered Employee shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c) If the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws, the Covered Employee shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the three-(3-) year period preceding the date that the Company is required to prepare the restatement in accordance with Section 954 of The Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 11.4 Deferrals. The Committee may postpone the payment of Awards, or take any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award, in accordance with Treas. Reg. 1.409A-1(b)(4)(ii). In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company, Subsidiary and/or Affiliate anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s, Affiliate’s and/or Subsidiary’s deduction with respect to such payment would no longer be restricted due to the application of Code Section 162(m).

Section 11.5 Unfunded Plan. Covered Employees shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Covered Employee, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

Section 11.6 Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

Section 11.7 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

Section 11.8 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

Section 11.9 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Covered Employee.

Section 11.10 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan; or , (iii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

Section 11.11 Compliance with Code Section 409A.

(a) In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Covered Employees of immediate tax recognition and additional taxes pursuant to Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Covered Employee or any of his beneficiaries or transferees.

(b) Elective Deferrals. No elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) are permitted under this Plan

(c) Applicable Requirements. To the extent any of the Awards granted under this Plan are deemed “deferred compensation” and hence subject to Code Section 409A, the following rules shall apply to such Awards:

(i) Mandatory Deferrals. If the Company decides that the payment of compensation under this Plan shall be deferred within the meaning of Code Section 409A, then, except as provided pursuant to Treas. Reg. 1.409A-1(b)(4)(ii), at grant of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.

(ii) Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. 1.409A-3, i.e., the Covered Employee’s separation from service , the Covered Employee’s becoming disabled, the Covered Employee’s death, at a time or in a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or the occurrence of an unforeseeable emergency. (For these purposes, a separation from service will be deemed to have occurred where the reasonably anticipated level of bona fide services performed by the Employee is 49% or less of the average level of bona fide services performed by the Covered Employee over the immediately preceding 36 months.)

(iii) Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Code Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(iv) Acceleration of Payment. Any payment made under this Plan to which Code Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Covered Employee’s separation from service, the Covered Employee becomes disabled, the Covered Employee’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. 1.409A-3(a)).

(d) Additional Requirements. Notwithstanding anything to the contrary in this Plan:

(i) To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following a Covered Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following the Covered Employee’s “separation from service” within the meaning of Section 409A; and

(ii) A Covered Employee shall not be entitled to any payments resulting from or arising due to a “termination of employment”, “termination” or “retirement” (or other similar term having a similar import) unless (and until) such Covered Employee has “separated from service” within the meaning of Section 409A

Section 11.12 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction, except to the superseded by federal law. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

Section 11.13 Effective Date. The effective date of the Plan shall be April 1, 2008. This plan was submitted to shareholders for re-approval on                     , 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice of Annual Meeting of Stockholders and Proxy Statement is/are available at www.proxyvote.com.

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TFS FINANCIAL CORPORATION

Annual Meeting of Stockholders

February 21, 2013 9:00 AM

This proxy is solicited by the Board of Directors

REVOCABLE PROXY

The undersigned hereby appoints Marc A. Stefanski and Meredith S. Weil with full power of substitution to vote, as indicated herein, all the shares of common stock of TFS FINANCIAL CORPORATION held of record by the undersigned on December 24, 2012, at the Annual Meeting of Stockholders to be held on February 21, 2013, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

This proxy, when properly executed, will be voted as specified by the stockholder. If no such specifications are made, the proxy will be voted to elect the nominees described in item 1, FOR proposal 2 and FOR proposal 3.

  Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

TFS FINANCIAL CORPORATION ATTN: CORPORATE SECRETARY 7007 BROADWAY AVENUE CLEVELAND, OH 44105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Please note that if you are a 401(k) or ASOP participant, your vote must be received by 3:00 A.M., February 16, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Please note that if you are a 401(k) or ASOP participant, your vote must be received by 3:00 A.M., February 16, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain

01 Martin J. Cohen	☐	☐	☐

02 Robert A. Fiala	☐	☐	☐

03 Ben S. Stefanski III	☐	☐	☐	NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.
04 Marc A. Stefanski	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2. To reapprove the Company’s Management Incentive Compensation Plan	☐	☐	☐

3. To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2013.	☐	☐	☐

For address change/comments, mark here, (see reverse for instructions)	Yes	No	☐

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date